CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
Exhibit 10.8

THIRD AMENDED AND RESTATED
SUPPLY AND OFFTAKE AGREEMENT

dated as of April 7, 2020

between

J. ARON & COMPANY LLC

and

ALON REFINING KROTZ SPRINGS, INC.

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS AND CONSTRUCTION 1
ARTICLE 2 CONDITIONS PRECEDENT 24
ARTICLE 3 TERM OF AGREEMENT 27
ARTICLE 4 COMMENCEMENT DATE TRANSFER 27
ARTICLE 5 SUPPLY OF CRUDE OIL 28
ARTICLE 6 PURCHASE VALUE FOR CRUDE OIL 39
ARTICLE 7 TARGET INVENTORY LEVELS AND WORKING CAPITAL ADJUSTMENT 41
ARTICLE 8 PURCHASE AND DELIVERY OF PRODUCTS 46
ARTICLE 9 ANCILLARY COSTS; MONTH END INVENTORY; CERTAIN DISPOSITIONS 48
ARTICLE 10 PAYMENT PROVISIONS 50
ARTICLE 11 INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT 57
ARTICLE 12 FINANCIAL INFORMATION; CREDIT SUPPORT; AND ADEQUATE ASSURANCES 58
ARTICLE 13 REFINERY TURNAROUND, MAINTENANCE AND CLOSURE 61
ARTICLE 14 TAXES 63
ARTICLE 15 INSURANCE 64
ARTICLE 16 FORCE MAJEURE 66
ARTICLE 17 REPRESENTATIONS, WARRANTIES AND COVENANTS 68
ARTICLE 18 DEFAULT AND TERMINATION 73
ARTICLE 19 SETTLEMENT AT TERMINATION 80
ARTICLE 20 INDEMNIFICATION 84
ARTICLE 21 LIMITATION ON DAMAGES 86
ARTICLE 22 AUDIT AND INSPECTION 86
ARTICLE 23 CONFIDENTIALITY 86
ARTICLE 24 GOVERNING LAW 87
ARTICLE 25 ASSIGNMENT 87
ARTICLE 26 NOTICES 88
ARTICLE 27 NO WAIVER, CUMULATIVE REMEDIES 88
ARTICLE 28 NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES 89
ARTICLE 29 MISCELLANEOUS 89

-i-

Schedules

Schedule	Description
Schedule A	Products and Product Specifications
Schedule B	Pricing Values
Schedule C	Monthly True-up Amounts
Schedule D	Operational Volume Range
Schedule E	Tank List
Schedule F	Existing Financing Agreements
Schedule G-1	Weekly Production and Invoice Schedule
Schedule G-2	Daily Settlement Schedule
Schedule H	Form of Tank Balance Volume Report and Form of Inventory Reports
Schedule I	Initial Target Month End Crude Volume
Schedule J	Scheduling and Communications Protocol
Schedule K	Monthly Excluded Transaction Fee Determination
Schedule L	Monthly Working Capital Adjustment
Schedule M	Notices
Schedule N	FIFO Balance Final Settlements
Schedule O	Form of Run-out Report
Schedule P	Pricing Group
Schedule Q	Form of Trade Sheet
Schedule R	Form of Step-out Inventory Sales Agreement
Schedule S	Form of Production Report
Schedule T	Excluded Transaction Trade Sheet
Schedule U	Holdback Schedule
Schedule V	Available Storage or Transportation Arrangements; Other Included Crude Locations
Schedule W	Nederland-Krotz Buy/Sell Confirmation
Schedule X	[Reserved]
Schedule Y	[Reserved]
Schedule Z	[Reserved]
Schedule AA	[Reserved]
Schedule BB	[Reserved]
Schedule CC	[Reserved]

-ii-

TABLE OF CONTENTS
(continued)
Page

Schedule DD	[Reserved]
Schedule EE	[Reserved]
Schedule FF	[Reserved]
Schedule GG	Periodic Price Adjustments
Schedule HH	Transition Adjustment Period Provisions

-iii-

THIRD AMENDED AND RESTATED
SUPPLY AND OFFTAKE AGREEMENT
This Third Amended and Restated Supply and Offtake Agreement (this “Agreement”) is made as of April 7, 2020 (the “Effective Date”), between J. Aron & Company LLC (“Aron”), a limited liability company organized under the laws of New York (formerly known as J. Aron & Company, a general partnership organized under the laws of New York) and located at 200 West Street, New York, New York 10282-2198, and Alon Refining Krotz Springs, Inc. (the “Company”), a Delaware corporation located at Hwy. 105 South, Krotz Springs, Louisiana 70750-0453 (each referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, the Company owns and operates a crude oil refinery located in Krotz Springs, Louisiana for the processing and refining of crude oil and other petroleum feedstocks and the recovery therefrom of refined products;
WHEREAS, the Company and Aron are parties to an Amended and Restated Supply and Offtake Agreement, (the “First Restated Agreement”) dated as of May 26, 2010, pursuant to which Aron agreed to deliver crude oil and other petroleum feedstocks to the Company for use at such Refinery and purchase all refined products produced by the Refinery (other than certain excluded products);
WHEREAS, the Parties amended and restated in its entirety the First Restated Agreement by entering into a Second Amended and Restated Supply and Offtake Agreement dated as of February 1, 2015 (the “Second Restated Agreement”); and
WHEREAS, the Parties wish to amend and restate in its entirety the Second Restated Agreement as hereinafter provided.
NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do agree that the Second Restated Agreement is hereby amended and restated in its entirety as of the date hereof and as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION
1.1    Definitions.
For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.
“Acceptable Financial Institution” means a U.S. commercial bank or a foreign bank with a U.S. branch office, with the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s of at least “A” by S&P or “A2” by Moody’s.
“Actual Month End Crude Volume” has the meaning specified in Section 9.2(a).
“Actual Month End Product Volume” has the meaning specified in Section 9.2(a).
“Actual Net Crude Consumption” means, for any Delivery Month, the actual number of Crude Oil Barrels run by the Refinery for such Delivery Month minus the number of Other Barrels actually delivered into the Crude Storage Tanks during such Delivery Month.
“Additional Financing Agreement” has the meaning specified in Section 17.2(o).
“Additional Procurement Contract” means any Crude Oil purchase agreement between Aron and a Third Party Supplier entered into following the Commencement Date pursuant to Section 5.3(b), or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.
“Additional Monthly Fee” has the meaning specified in the Fee Letter.
“Adequate Assurance” has the meaning specified in Section 12.5.
“Adjusted Month End Crude Volume” has the meaning specified in Section 7.2(d)(i).
“Adjusted Month End Product Volume” has the meaning specified in Section 7.3(e).
“Affected Party” has the meaning specified in Section 16.1.
“Affected Obligations” has the meaning specified in Section 16.3.
“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person; provided that, without limiting the foregoing, it is acknowledged that Delek MLP constitutes an Affiliate of the Company for purposes hereof. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.

“Aggregate Receipts” has the meaning specified in Section 7.5(d)(i).
“Agreement” or “this Agreement” means this Second Amended and Restated Supply and Offtake Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including the Schedules hereto.
“Alon USA” means Alon USA, LP, a Texas limited partnership.
“Alon USA Supply and Offtake Agreement” means the Second Amended and Restated Supply and Offtake Agreement between Aron and Alon USA, dated as of February 1, 2015, as may from time to time be amended, modified, supplemented and/or restated.
“Alternate Delivery Point” means the last permanent flange of the BSR Crude Storage Tanks located at the Big Spring Refinery that connects directly to the first permanent flange of the White Oil Connection.
“Ancillary Contract” has the meaning specified in Section 19.1(c).
“Ancillary Costs” means all freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred as a result of the purchase, movement and storage of Crude Oil or Products undertaken in connection with or required for purposes of this Agreement (whether or not arising under Procurement Contracts and regardless of the point at which or terms upon which delivery is made under any Procurement Contract), including, ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, import charges, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load or discharge port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, importation costs, any charges imposed by any Governmental Authority (including transfer taxes (but not taxes on the net income of Aron) and customs and other duties), user fees, fees and costs for any credit support provided to any pipelines with respect to any transactions contemplated by this Agreement and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron. Notwithstanding the foregoing, (i) Aron’s hedging costs in connection with this Agreement or the transactions contemplated hereby shall not be considered Ancillary Costs (but such exclusion shall not change or be deemed to change the manner in which Related Hedges are addressed under Article 19 below) and (ii) any Product shipping costs of Aron, to the extent incurred after Aron has removed such Product from the Product Storage Tanks for its own account, shall not be considered Ancillary Costs.
“Annual Fee” means the amount set forth as the “Annual Fee” in the Fee Letter.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including

Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.
“Aron’s Policies and Procedures” shall have the meaning specified in Section 13.4(a).
“Aron’s Property” has the meaning specified in Section 17.2(h).
“Assigned Sales Commitment” has the meaning specified in Section 8.8(a).
“Available Storage or Transportation Arrangements” means all of the storage and transportation facilities listed on Schedule V with respect to which the Company has certain transportation and/or storage rights.
“Average Monthly NYMEX Price” means, for any calendar month, the arithmetic average of the closing settlement prices of the trading days in the applicable calendar month on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract.
“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
“Bankruptcy Code” means chapter 11 of Title 11, U.S. Code.
“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.
“Base Agreement” means any agreement between the Company and a third party pursuant to which the Company has acquired rights to use any of the Included Locations.
“Base Price” has the meaning specified in Section 6.2(a)(i).

“Baseline Volume” means for each Product Group the respective minimum volume specified therefor under the “Baseline Volume” column on Schedule D.
“Big Spring Refinery” means the petroleum refinery located in Big Spring, Texas leased by Alon USA.
“BSR Acknowledgment Agreement” means the Acknowledgement Agreement, dated as of March 30, 2018, among Aron, Alon USA and Wells Fargo Bank, National Association (in its capacity as collateral agent for certain lenders).
“BSR Crude Storage Tanks” mean the Crude Oil storage tanks located at the Big Spring Refinery which have been leased to Aron in connection with the Alon USA Supply and Offtake Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.
“Change of Control” means (a) the failure of Guarantor to (i) hold and own, directly or indirectly, Equity Interests representing 100%, on a fully diluted basis, of the aggregate ordinary voting power of the Company or (ii) control the Company, or (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of Guarantor entitled to vote in the election of members of the board of directors of Guarantor. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling”, “Controlled” and “under common Control with” have meanings correlative thereto.
“Collateral” means the “Collateral” as defined in the Lien Documents.
“Commencement Date” means May 26, 2010.
“Commencement Date Crude Oil Volumes” means the total quantity of Crude Oil owned by the Company at 00:00:01 a.m., CPT, on the Commencement Date that is then held at Crude Storage Tanks, which quantity shall be the volume of Crude Oil recorded in the Inventory Report prepared pursuant to the Inventory Sales Agreement.
“Commencement Date Purchase Value” means, with respect to the Commencement Date Volumes, initially the Estimated Commencement Date Value until the Definitive Commencement Date Value has been determined and thereafter the Definitive Commencement Date Value.

“Commencement Date Products Volumes” means the total quantities of the Products owned by the Company at 00:00:01 a.m., CPT, on the Commencement Date that are then held at Product Storage Tanks, which quantities shall be the volume of Products recorded in the Inventory Report prepared pursuant to the Inventory Sales Agreement.
“Commencement Date Volumes” mean, collectively, the Commencement Date Crude Oil Volumes and the Commencement Date Products Volumes.
“Company Acknowledgment Agreement” means the Acknowledgement Agreement, dated as of March 30, 2018, among Aron, the Company and Wells Fargo Bank, National Association (in its capacity as collateral agent for certain lenders).
“Company Purchase Agreement” has the meaning specified in the Marketing and Sales Agreement.
“Contract Cutoff Date” means, with respect to any Procurement Contract, the date and time by which Aron is required to provide its nominations to the Third Party Supplier thereunder for the next monthly delivery period for which nominations are then due.
“Contract Nomination” has the meaning specified in Section 5.4(b).
“CPT” means the prevailing time in the Central time zone.
“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Aron under or with respect to this Agreement, the Inventory Sales Agreement and the Step-out Inventory Sales Agreement, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
“Crude Delivery Point” means the outlet flange of the Crude Storage Tanks.
“Crude Intake Point” means the inlet flange of the Crude Storage Tanks.
“Crude Oil” means crude oil of any type or grade.
“Crude Purchase Fee” has the meaning specified in Section 6.2(b)(iii).
“Crude Storage Tanks” means any of the tanks adjacent to the Refinery listed on Schedule E hereto that store Crude Oil.
“Customer” has the meaning specified in the Marketing and Sales Agreement.
“Daily Product Sales” means, for any day and Product Group, Aron’s estimate of the aggregate sales volume of such Product sold during such day, pursuant to (a) Included Transactions and Excluded Transactions (each as defined in the Marketing and Sales Agreement) or (b) any Company Purchase Agreements.

“Daily Product Value” has the meaning specified in Section 10.2(c).
“Daily Supply Value” has the meaning specified in Section 10.2(b).
“Daily Value” means, with respect to a particular grade of Crude Oil or type of Product, the applicable Index Amount plus the Crude Price or Product Price, as applicable, indicated on Schedule B as the relevant daily value.
“Default” means any event that, with notice or the passage of time, would constitute an Event of Default.
“Default Interest Rate” means the lesser of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points and (ii) the maximum rate of interest permitted by Applicable Law.
“Defaulting Party” has the meaning specified in Section 18.2(a).
“Deferred Portion” has the meaning specified in Section 4.3.
“Definitive Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
“Delek Acknowledgment Agreement” means the Acknowledgement Agreement, dated as of March 30, 2018, among Aron, Lion Oil Company, Lion Oil Trading & Transportation, LLC and Wells Fargo Bank, National Association (in its capacity as collateral agent for certain lenders).
“Delek MLP” means Delek Logistics Partners, LP and its subsidiaries (individually and collectively).
“Delivered Quantity” has the meaning specified in Section 5.11(d)(i).
“Delivery Date” means any calendar day.
“Delivery Month” means the month in which Crude Oil is to be delivered to the Refinery.
“Designated Affiliate” means, in the case of Aron, Goldman, Sachs & Co, and in the case of the Company, Alon USA, Lion Oil Company, and Lion Oil Trading & Transportation, LLC, Delek Refining, Ltd. and Delek Marketing & Supply, LLC (collectively, the “Delek Entities”), provided that a Delek Entity shall be a Designated Affiliate of the Company only if and for so long as it is an Affiliate of the Company.
“Disposed Quantity” has the meaning specified in Section 9.3(a).
“Disposition Amount” has the meaning specified in Section 9.3(a).

“Eastbound Quantity” means, for any Supplemental Quantity that is an Eastbound Shipment, a quantity of Crude Oil equal to negative one (-1) times that Supplemental Quantity.
“Eastbound Shipment” means, with respect to any quantity of Supplemental Material, the shipment and transporting of such Supplemental Material commencing with the withdrawal of Crude Oil from the BSR Crude Storage Tanks through the Alternate Delivery Point and the movement of such Crude Oil through the Supplemental Injection Point (after which it shall constitute Supplemental Material) and then via the Supplemental Pipeline to the Nederland Terminal.
“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.
“Electronic Signature” means any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
“Equity Interests” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.
“Estimated Commencement Date Value” has the meaning specified in the Inventory Sales Agreement.
“Estimated Termination Amount” has the meaning specified in Section 19.2(b).
“Estimated Yield” has the meaning specified in Section 8.3(a).
“Event of Default” means an occurrence of the events or circumstances described in Section 18.1.
“Excess Quantity” means any portion of any Supplemental Quantity that, due to the application of the proration policy under the Supplemental Pipeline Tariff, may not be transported by Aron under its status as designated shipper on the Supplemental Pipeline and instead is subject to a buy/sell transaction consisting of a sale from Aron to Alon USA and a subsequent sale from Alon USA to Aron.
“Excluded Materials” means any materials other than Crude Oil or Products.

“Excluded Transactions” has the meaning specified in the Marketing and Sales Agreement.
“Existing Financing Agreements” mean the Financing Agreements listed on Schedule X.
“Existing Sales Commitments” has the meaning specified in Section 8.8(a).
“Existing Procurement Contract” means such crude oil purchase agreement, dated as of the Commencement Date, between Chevron and Aron having such terms and conditions as Aron shall deem acceptable.
“Expiration Date” has the meaning specified in Section 3.1.
“Exposure Default Interest” has the meaning specified in Section 10.6(b).
“Fed Funds Rate” means the rate set forth in H.15(519) or in H.15 Daily Update for the most recently preceding Business Day under the caption “Federal funds (effective)”; provided that if no such rate is so published for any of the immediately three (3) preceding Business Days, then such rate shall be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged by each of three leading brokers of U.S. dollar Federal funds transactions prior to 9:00 a.m., CPT, on that day, which brokers shall be selected by Aron in a commercially reasonable manner. For purposes hereof, “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/, or any successor site or publication and “H.15 Daily Update” means the daily update of H.15(519), available through the worldwide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication.
“Fee Letter” means that certain amended and restated letter from Aron to the Company, executed on or after the date hereof and as from time to time thereafter amended and/or restated, which identifies itself as the “Fee Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder.
“FERC” means the Federal Energy Regulatory Commission.
“Financing Agreement” means any credit agreement, indenture or other financing agreement under which the Guarantor or any of its subsidiaries (including the Company) may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of the Company.
“First Restated Agreement” has the meaning specified in the recitals above.
“First Restated Agreement Effective Date” means the “Effective Date” as defined in the First Restated Agreement.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Aron); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, or explosions or accidents to, wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. Solely for purposes of this definition, the failure of any Third Party Supplier to deliver Crude Oil pursuant to any Procurement Contract, whether as a result of Force Majeure as defined above, “force majeure” as defined in such Procurement Contract, breach of contract by such Third Party Supplier or any other reason, shall constitute an event of Force Majeure for Aron under this Agreement with respect to the quantity of Crude Oil subject to that Procurement Contract.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.
“Guarantee” means the Guaranty, dated as of July 20, 2017, from the Guarantor provided to Aron in connection with this Agreement and the transactions contemplated hereby.
“Guarantor” means Delek US Holdings, Inc.
“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.
“HLS” means heavy Louisiana sweet.
“Hydrocarbons” has the meaning specified in Section 17.2(i).
“Identified Facilities” has the meaning specified in Section 13.4(a).

“Included Locations” means, collectively, the Included Supplemental Facilities, any Other Included Crude Locations and any other third party owned and operated storage facility or pipeline which the Parties agree shall be an “Included Location” for purposes hereof.
“Included Supplemental Facilities” means, collectively, the Supplemental Pipeline and the Nederland Terminal.
“Included Transaction” means a transaction identified as such pursuant to Section 5.11(b) or such other transaction to the extent the Parties deem such transaction to be an Included Transaction for purposes hereof (which deemed transaction may include an agreement of Aron to purchase Product from the Company as well as an agreement of the Company to purchase Product from Aron).
“Independent Inspection Company” has the meaning specified in Section 11.3.
“Index Amount” has the meaning specified on Schedule B.
“Index Value” has the meaning specified in Section 7.5(d)(ii).
“Initial Estimated Yield” has the meaning specified in Section 8.3(a).
“Inventory Sales Agreement” means the purchase and sale agreement, in a form and substance mutually agreeable to the Parties, dated as of the Commencement Date, pursuant to which the Company is selling and transferring to Aron the Commencement Date Volumes for the Commencement Date Purchase Value, free and clear of all liens, claims and encumbrances of any kind.
“KSR Monthly Deferral Amount” has the meaning specified in Schedule HH.
“LC Default” means, with respect to a Letter of Credit, the occurrence of any of the following events at any time: (a) the issuer of such Letter of Credit ceases to be an Acceptable Financial Institution; (b) the issuer of the Letter of Credit shall fail to comply with or perform its obligations under such Letter of Credit; (c) the issuer of such Letter of Credit shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of, such Letter of Credit; (d) such Letter of Credit is to expire within twenty (20) Business Days or (e) the issuer of such Letter of Credit becomes Bankrupt.
“Letter of Credit” means an irrevocable, transferable standby letter of credit issued by an Acceptable Financial Institution in favor of Aron and provided by the Company to Aron pursuant to and otherwise satisfying the requirements of Section 12.4(c) below, in a form and in substance satisfactory to Aron.
“Level One Fee” means the amount set forth as the “Level One Fee” in the Fee Letter.
“Level Two Fee” means the amount set forth as the “Level Two Fee” in the Fee Letter.

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
“Liens” has the meaning specified in Section 17.2(h).
“Lien Documents” means the Pledge and Security Agreement and any other instruments, documents and agreements delivered by or on behalf of the Company in order to grant to, or perfect in favor of, Aron, a lien on any real, personal or mixed property of the Company as security for the obligations of the Company pursuant to this Agreement and the Transaction Documents.
“Liquidated Amount” has the meaning specified in Section 18.2(f).
“LLS” means light Louisiana sweet.
“Long Crude FIFO Value” has the meaning specified on Schedule B.
“Long Product FIFO Value” means the price so listed on Schedule B.
“Marketing and Sales Agreement” means the products marketing and sales agreement, dated as of the Commencement Date, between the Company and Aron pursuant to which the Product purchased by Aron hereunder shall from time to time be marketed and sold by the Company for Aron’s account, as amended, supplemented, restated or otherwise modified from time to time.
“Material Adverse Change” means a material adverse effect on and/or material adverse change with respect to (i) the business, operations, properties, assets or financial condition of the Company and its subsidiaries taken as a whole; (ii) the ability of the Company to fully and timely perform its obligations; (iii) the legality, validity, binding effect or enforceability against the Company of any of the Transaction Documents; or (iv) the rights and remedies available to, or conferred upon, Aron hereunder; provided that none of the following changes or effects shall constitute a “Material Adverse Change”: (1) changes, or effects arising from or relating to changes, of laws, that are not specific to the business or markets in which the Company operates; (2) changes arising from or relating to, or effects of, the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) changes, or effects arising from or relating to changes, in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; (4)  changes, or effects arising from or relating to changes, in financial, banking, or securities markets generally affecting the U.S. economy as a whole, (including (a) any disruption of any of the foregoing markets, (b) any change in currency exchange rates, (c) any decline in the price of any security or any market index and (d) any increased cost of capital or pricing related to any financing), except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants; and (5) changes arising from or relating to, or effects of, any seasonal fluctuations in the business, except to the extent such change or effect has a disproportionate effect on the Company relative to other industry participants.
“Maximum Holdback Amount” has the meaning specified in Section 19.2(b).
“Maximum Volume” has the meaning specified in Section 7.1.
“Measured Crude Quantity” means, for any Delivery Date, the total quantity of Crude Oil that, during such Delivery Date, was withdrawn and lifted by and delivered to the Company at the Crude Delivery Point, as evidenced by either meter readings and meter tickets for that Delivery Date or tank gaugings conducted at the beginning and end of such Delivery Date.
“Measured Product Quantity” means, for any Delivery Date, the total quantity of a particular Product that, during such Delivery Date, was delivered by the Company to Aron at the Products Delivery Point, as evidenced by either meter readings and meter tickets for that Delivery Date or tank gaugings conducted at the beginning and end of such Delivery Date.
“Monthly Cover Costs” has the meaning specified in Section 7.6.
“Monthly Crude Forecast” has the meaning specified in Section 5.2(b).
“Monthly Crude Oil True-up Amount” has the meaning specified on Schedule C.
“Monthly Crude Payment” has the meaning specified in Section 6.2(a)(ii).
“Monthly Crude Price” means, with respect to the Net Crude Sales Volume for any month, the volume weighted average price per Barrel specified in the related Procurement Contracts under which Aron acquired such Barrels in such month.
“Monthly Crude Receipts” means, for any month, the aggregate quantity of Barrels of Crude Oil for which Aron is invoiced by sellers (whether Third Party Suppliers, the Company or Affiliates of the Company) under Procurement Contracts with respect to Crude Oil quantities delivered during such month.
“Monthly Excluded Transaction Fee” has the meaning specified in Section 7.8.
“Monthly Product Estimate” has the meaning specified in Section 8.3(b).
“Monthly Product Sale Adjustment” has the meaning specified in Section 7.5.
“Monthly Product True-up Amount” has the meaning specified on Schedule C.
“Monthly Supplemental Quantity” means, for any calendar month, the sum of the Eastbound Quantities and Westbound Quantities injected into the Supplemental Pipeline via the Supplemental Injection Point or ejected from the Supplemental Pipeline via the Supplemental Injection Point during such month (which may be a positive or negative amount) as evidenced by the SPLP monthly statement.

“Monthly True-up Amount” has the meaning specified in Section 10.3(a).
“Monthly Working Capital Adjustment” is an amount to be determined pursuant to Schedule L hereto.
“Moody’s” means Moody’s Investors Service, Inc., including any official successor to Moody’s.
“Nederland-Krotz Buy/Sell Confirmation” means a term buy/sell confirmation executed by and between the Company and Aron in substantially the form of Schedule W hereto subject to which the Parties may enter into, from time to time, buy/sell transactions each of which consist of two transactions, with the first being a sale by Aron to the Company of a quantity of Supplemental Material at the time such quantity passes the delivery point specified therein for which the Company shall arrange to transport to the Refinery and with the second being a sale by the Company to Aron, from such quantity of Supplemental Material, of the portion thereof that is actually delivered to Crude Storage Tanks at the Refinery as such quantity passes the Crude Intake Point.
“Nederland-Krotz Buy/Sell Transaction” has the meaning specified in Section 5.11(d)(i) below.
“Nederland Shipment Procedures” has the meaning specified in Section 5.11(d)(ii).
“Nederland Terminal” means the SPMT Nederland Terminal located on the Sabine-Neches Waterway between Beaumont and Port Arthur, Texas.
“Net Crude Sales Volume” means, for any month, (A) the sum of (1) the Actual Month End Crude Volume for the prior month plus (2) the Monthly Crude Receipts for such month, minus (B) the Actual Month End Crude Volume for such month.
“Net Payment” (i) for any Production Week has the meaning specified in Section 10.1(e) and (ii) for any day, has the meaning specified in Section 10.2(d).
“Nomination Month” means the month that occurs two (2) months prior to the Delivery Month.
“Non-Affected Party” has the meaning specified in Section 16.1.
“Non-Defaulting Party” has the meaning specified in Section 18.2(a).
“Non-Holdback Portion” has the meaning specified in Section 19.2(b).
“Obligations” means all obligations of the Company arising hereunder or under the other Transaction Documents and under all transactions contemplated thereby.
“One Month LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for one-month U.S. dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on

Reuters Screen LIBOR01 Page (or otherwise on such screen or its successor), One Month LIBOR shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as the Parties, acting reasonably, select. One Month LIBOR shall be established on the last Business Day of a calendar month and shall be in effect for the next calendar month; provided that if One LIBOR can no longer be determined by Aron (in its sole discretion) or any Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates declares that it will no longer supervise or sanction such rates for purposes of interest rates on loans, then Aron and the Company shall endeavor, in good faith, to establish an alternate rate of interest to One Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided further that, until such alternate rate of interest is agreed upon by Aron and the Company, One Month LIBOR for purposes hereof and each other Transaction Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal. Notwithstanding the foregoing, the One Month LIBOR shall at no time be less than 0.00% per annum.
“Operational Volume Range” means the range of operational volumes for any given set of associated Crude Storage Tanks and Other Included Crude Locations for each type of Crude Oil and for any given set of associated Product Storage Tanks for each group of Products, between the minimum volume and the maximum volume, as set forth on Schedule D hereto.
“Other Barrels” has the meaning specified in Section 5.3(f).
“Other Included Crude Location” means any storage tank or pipeline not owned or leased by the Company or any Affiliate of the Company at which Aron stores, holds or transports Crude Oil in connection with this Agreement and which is listed on Schedule V hereto; provided that in determining the volume of Crude Oil at an Other Included Crude Location for purposes of this Agreement, only volumes stored, held or transported in connection with this Agreement shall be counted.
“Other Inventory Sales” means the Company’s obligation to sell inventory to Aron, pursuant to the Other Inventory Sales Agreement.
“Other Inventory Sales Agreement” means the “Inventory Sales Agreement” between the as referred to and defined in the Alon USA Supply and Offtake Agreement.
“Party” or “Parties” has the meaning specified in the preamble to this Agreement.
“Periodic Adjustment Date” means each October 1st and May 1st occurring after the Third Restatement Adjustment Date.
“Permitted Lien” means (a) (i) liens on real estate for real estate taxes, assessments, sewer and water charges and/or other governmental charges and levies not yet delinquent and (ii) liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside; (b) liens of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore; (c) liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits; and (d) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to eligible carriers, solely to the extent of such fees or charge.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Pipeline Cutoff Date” means, with respect to any Pipeline System, the date and time by which a shipper on such Pipeline System is required to provide its nominations to the entity that schedules and tracks Crude Oil and Products in a Pipeline System for the next shipment period for which nominations are then due.
“Pipeline System” means the ExxonMobil Pipeline System, Colonial Pipeline System or any other pipeline that may be used to transport Crude Oil or Products to the Crude Storage Tanks or out of the Product Storage Tanks at the Refinery.
“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of October 31, 2014 between the Company, the subsidiaries of the Company from time to time party thereto, and Aron, as amended, supplemented, restated or otherwise modified from time to time.
“Pre-Adjustment Level One Fee” means the amount set forth as the “Pre-Adjustment Level One Fee” in the Fee Letter.
“Pre-Adjustment Level Two Fee” means the amount set forth as the “Pre-Adjustment Level Two Fee” in the Fee Letter.
“Price” means, for any month and with respect to a particular Product Group, the amount added to or subtracted from the applicable Index Amount to determine the Pricing Value for such month and Product Group. The Prices applicable during the Term shall be as set forth on Schedule B.
“Price Adjustment Settlement Amount” has the meaning specified on Schedule GG hereto.
“Pricing Group” means any of Product Groups listed as a pricing group on Schedule P.
“Pricing Value” means, with respect to a particular grade of Crude Oil or type of Product, the applicable Index Amount plus or minus the applicable Price indicated on Schedule B.
“Procurement Contract” means any procurement contract (either an Existing Procurement Contract or any Additional Procurement Contract) entered into by Aron for the purchase or sale of Crude Oil to be processed or sold at the Refinery, which may be either a contract with any seller or purchaser of Crude Oil (other than the Company) or a contract with the Company, or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.
“Procurement Contract Assignment” means an instrument, in form and substance reasonably satisfactory to Aron, by which the Company assigns to Aron all rights and obligations under a Procurement Contract and Aron assumes such rights and obligations thereunder, subject to terms satisfactory to Aron providing for the automatic reassignment thereof to the Company in connection with the termination of this Agreement.
“Product” means any of the refined petroleum products listed on Schedule A hereto, as from time to time amended by mutual agreement of the Parties.
“Product Cost” has the meaning specified in Section 8.7.
“Product Group” means Crude Oil or a group of Products as specified on Schedule P.
“Product Price” means the Price applicable to the Index Amount for the relevant Product as specified on Schedule B.
“Product Purchase Agreements” has the meaning specified in the Marketing and Sales Agreement.
“Product Storage Tanks” means any of the tanks adjacent to the Refinery listed on Schedule E hereto that store Products.
“Production Week” means each consecutive day period (based on CPT) designated as a “Production Week” on Schedule G hereto (which the Parties acknowledge will not in every case be a seven (7) day period).
“Products Delivery Point” means the inlet flange of the Product Storage Tanks.
“Products Offtake Point” means the outlet flange of the Product Storage Tanks.
“Pro Forma Expiration Date” has the meaning specified in Section 18.2(b).
“Projected Monthly Run Volume” has the meaning specified in Section 7.2(a).
“Projected Net Crude Consumption” means, for any Delivery Month, the Projected Monthly Run Volume for such Delivery Month minus the number of Other Barrels that the Company indicated it expected to deliver into the Crude Storage Tanks during such Delivery Month.
“Refinery” means the petroleum refinery located in Krotz Springs, Louisiana owned and operated by the Company.
“Refinery Facilities” means all the facilities owned and operated by the Company located at the Refinery, and any associated or adjacent facility that is used by the Company to carry out the terms of this Agreement, excluding, however, the Crude Oil receiving and Products delivery facilities, pipelines, tanks and associated facilities owned and operated by the Company which constitute the Storage Facilities.
“Required Storage and Transportation Arrangements” mean such designations and other binding contractual arrangements, in form and substance satisfactory to Aron, pursuant to which the Company shall have provided Aron with the Company’s (or its Affiliates’) full and unimpaired right to use the Available Storage or Transportation Arrangements, including the Included Supplemental Facilities and the Other Included Crude Locations.
“Related Hedges” means any transactions from time to time entered into by Aron with third parties unrelated to Aron or its Affiliates to hedge Aron’s exposure resulting from this Agreement or any other Transaction Document and Aron’s rights and obligations hereunder or thereunder.
“Remedies Exercise Date” has the meaning specified in Section 18.2(b).
“Revised Estimated Yield” has the meaning specified in Section 8.3(a).
“Run-out Report” has the meaning specified in Section 7.3(a).
“S&O Party” means each of the Company, Alon USA, LP, Lion Oil Company, and Lion Oil Trading & Transportation, LLC.
“S&O Party Guarantee” means the Guaranty, dated as of the Third Restatement Effective Date, from the S&O Parties provided to Aron in connection with this Agreement and the transactions contemplated hereby, in a form and in substance satisfactory to Aron.
“S&P” means Standard & Poor’s Rating Services Group, a division of The McGraw-Hill Companies, Inc., including any official successor to S&P.
“Second Restated Agreement” has the meaning specified in the recitals above.
“Second Restated Agreement Effective Date” means the “Effective Date” as defined in the First Restated Agreement.
“Settlement Amount” has the meaning specified in Section 18.2(b).
“Shipped Quantity” has the meaning specified in Section 5.11(d)(i).
“Short Crude FIFO Value” has the meaning specified on Schedule B.
“Short Product FIFO Value” has the meaning specified on Schedule B.
“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of the Company in respect of borrowed money.
“Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Aron (or any of its Designated Affiliates)

and the Company (or any of its Designated Affiliates) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), including any supply and/or offtake transaction relating to any refining operations of any Designated Affiliate of the Company or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
“SPLP” means Sunoco Pipeline L.P.

“SPMT” means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership and an Affiliate of Sunoco.
“Step-Out Inventory Sales Agreement” means the purchase and sale agreement, substantially in the form of Schedule R hereto, to be dated as of the Termination Date, pursuant to which the Company shall buy Crude Oil and Products from Aron subject to the provisions of this Agreement and any other terms agreed by the parties thereto.
“Storage Facilities” mean the storage, loading and offloading facilities owned or operated by the Company located at Krotz Springs, Louisiana, including the Crude Storage Tanks, the Product Storage Tanks and the land, piping, marine facilities, truck facilities and other facilities related thereto, together with existing or future modifications or additions, which are excluded from the definition of Refinery or Refinery Facilities. In addition, the term “Storage Facilities” includes any location where a storage facility is used by the Company to store or throughput Crude Oil or Products except those storage, loading and offloading facilities owned or operated by the Company which are used to store Excluded Materials.
“Storage Facilities Agreement” means the storage facilities agreement, dated as of the Commencement Date, between the Company and Aron, pursuant to which the Company has granted to Aron an exclusive right to use the Storage Facilities in connection with this Agreement.
“Storage Tanks” has the meaning specified in the Storage Facilities Agreement.

“Supplemental Agreement” means that certain Supplemental Agreement to Supply and Offtake Agreement dated as of October 31, 2011 between Aron and the Company relating to the First Restated Agreement.
“Supplemental Deferred Portion” means an amount equal to [***] of the product of the Supplemental Step-in Price and the Supplemental Step-in Inventory.
“Supplemental Injection Point” means the first permanent flange at the inlet to the SPLP custody transfer meter on the Supplemental Pipeline at Big Spring, Texas, which is located at the connection between the White Oil Pipeline and the White Oil Connection.
“Supplemental Inventory Sales Agreement” means the purchase and sale agreement dated as of October 31, 2011, pursuant to which the Company sold and transferred to Aron the inventory of Crude Oil owned by the Company and held in the Included Supplemental Facilities as of 11:59:59 p.m., CPT on October 31, 2011, free and clear of all liens, claims and encumbrances of any kind.
“Supplemental LC” has the meaning specified in the Fee Letter.
“Supplemental Material” means, at any time, all Crude Oil held by Aron in any of the Included Supplemental Facilities.
“Supplemental Monthly Fee” has the meaning specified in the Fee Letter.
“Supplemental Pipeline” means the portion of the common carrier Crude Oil pipeline more fully described on Schedule V hereto.
“Supplemental Pipeline Tariff” means SPLP’s tariffs on file with FERC containing the rates, rules and regulations governing the provision of Crude Oil transportation and related services on the Supplemental Pipeline (1) westbound from the Nederland Terminal to the Big Spring Refinery and (2) eastbound from the Big Spring Refinery to the Nederland Terminal, in substantially the forms attached to the Supplemental T&D Agreement.
“Supplemental Price” means, for any calendar month, Average Monthly NYMEX Price for such month.
“Supplemental Quantity” has the meaning specified in Section 5.11(a).
“Supplemental Step-in Inventory” means the Definitive Transfer Date Volume as determined under the Supplemental Inventory Sales Agreement.
“Supplemental Step-in Price” means the price per Barrel of Crude Oil specified in the Supplemental Inventory Sales Agreement.
“Supplemental T&D Agreement” means that certain Pipeline Throughput and Deficiency Agreement between Alon USA and Sunoco Pipeline L.P., a Texas limited partnership, dated October 7, 2011, pursuant to which Alon USA has the right to transport Crude Oil on the Supplemental Pipeline.

“Supplier’s Inspector” means any Person selected by Aron in a commercially reasonable manner that is acting as an agent for Aron or that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil and Products purchased and sold hereunder, (2) is not an Affiliate of any Party and (3) in the reasonable judgment of Aron, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice, to perform any and all inspections required by Aron.
“Supply Cost” has the meaning specified in Section 6.2(a)(i).
“Tank Balance Volume Report” means a report in the form of Schedule H.
“Target Month End Crude Volume” has the meaning specified in Section 7.2(b).
“Target Month End Product Volume” has the meaning specified in Section 7.3(b).
“Tax” or “Taxes” has the meaning specified in Section 14.1.
“Term” has the meaning specified in Section 3.1.
“Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 19.2.
“Termination Date” has the meaning specified in Section 19.1.
“Termination Date Purchase Value” means, with respect to the Termination Date Volumes, initially the Estimated Termination Date Value until the Definitive Termination Date Value has been determined and thereafter the Definitive Termination Date Value (as such terms are defined in the form of the Step-out Inventory Sales Agreement attached hereto as Schedule R).
“Termination Date Volumes” has the meaning specified in Section 19.1(d).
“Termination Holdback Amount” has the meaning specified in Section 19.2(b).
“Termination Reconciliation Statement” has the meaning specified in Section 19.2(c).
“Third A&R BSR S&O Agreement” means the Third Amended and Restated Supply and Offtake Agreement dated as of the Third Restatement Effective Date between Aron and Alon Supply, LP.
“Third A&R Delek S&O Agreement” means the Third Amended and Restated Supply and Offtake Agreement dated as of the Third Restatement Effective Date between Aron, Lion Oil Company, and Lion Oil Trading & Transportation, LLC.
“Third Party Supplier” means any seller of Crude Oil under a Procurement Contract (other than the Company).
“Third Restatement Adjustment Date” means June 1, 2020.

“Three Month LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for three-month U.S. dollar deposits appearing on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such screen or its successor), Three Month LIBOR shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as the Parties, acting reasonably, select. Three Month LIBOR shall be established on the last Business Day of a calendar quarter and shall be in effect for the three (3) months comprising the next calendar quarter; provided that if Three Month LIBOR can no longer be determined by Aron (in its sole discretion) or any Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates declares that it will no longer supervise or sanction such rates for purposes of interest rates on loans, then Aron and the Company shall endeavor, in good faith, to establish an alternate rate of interest to Three Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided further that, until such alternate rate of interest is agreed upon by Aron and the Company, Three Month LIBOR for purposes hereof and each other Transaction Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal. Notwithstanding the foregoing, the Three Month LIBOR shall at no time be less than 0.00% per annum.
“Title Documents” has the meaning specified in Section 5.11(d)(iii).
“Transaction Document” means any of this Agreement, the Fee Letter, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Other Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Nederland-Krotz Buy/Sell Confirmation, the Supplemental Inventory Sales Agreement, the Guarantee, the S&O Party Guarantee, the Pledge and Security Agreement, the Company Acknowledgment, and any other agreements or instruments contemplated hereby or executed in connection herewith, in each case as amended, supplemented, restated or otherwise modified from time to time.
“Transition Adjustment Period” means the period of calendar months with respect to which any of the calculations in accordance with Schedule HH are to be made by Aron.
“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of collateral.
“Volume Determination Procedures” mean the Company’s ordinary month-end procedures for determining the volumes of Crude Oil or Product held in any Storage Tank, which include manually gauging each Storage Tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two (2) inches (it being understood that if the automated reading cannot be calibrated to be within such tolerance, the Company uses the manual gauge reading in its calculation of month-end inventory); provided that (i) with respect to the Included Supplemental Facilities, volume determinations shall be based on the monthly statements provided by SPLP and SPMT and (ii) unless otherwise agreed by the Parties, the volume determinations for any Other Included Crude Location shall be determined based on reports received by Aron from the operator of such Other Included Crude Location and provided by Aron to the Company.
“Weekly Projection” has the meaning specified in Section 5.2(c).
“Weekly Product Value” has the meaning specified in Section 10.1(d).
“Weekly Supply Value” has the meaning specified in Section 10.1(c).
“Westbound Quantity” means, for any Supplemental Quantity that is a Westbound Shipment, a quantity of Crude Oil equal to that Supplemental Quantity.

“Westbound Shipment” means, with respect to any quantity of Supplemental Material, the shipment and transporting of such Supplemental Material westbound from the Nederland Terminal (or other points) via the Supplemental Pipeline to the Supplemental Injection Point (after which it shall be accounted for as Crude Oil under the Alon USA Supply and Offtake Agreement rather than Supplemental Material) and then the movement of such Crude Oil via the White Oil Connection to the Alternate Delivery Point at the Crude Storage Tanks located at the Big Spring Refinery.
“White Oil Connection” means the segment of pipeline owned by Alon USA that runs between the Alternate Delivery Point at the BSR Crude Storage Tanks and the Supplemental Injection Point.

“White Oil Pipeline” means the approximately 25-mile common carrier Crude Oil pipeline owned by SPLP and running between the main line of the Supplemental Pipeline and the White Oil Connection.
1.2    Construction of Agreement.
(a)    Unless otherwise specified, all references herein are to the Articles, Sections and Schedules to this Agreement, as may be from time to time amended or modified.
(b)    All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
(c)    Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
(d)    Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
(e)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(f)    A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
(g)    Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
(h)    Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.
(i)    Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to the net volume.
(j)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.3    No Interpretive Advantage to Drafter. The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
ARTICLE 2
CONDITIONS PRECEDENT
2.1    Conditions to Effectiveness. This Agreement shall not be effective, and the Third Restatement Effective Date shall not occur, until the prior or concurrent satisfaction of each of the following conditions precedent:
(a)    Each of the Third A&R BSR S&O Agreement and the Third A&R Delek S&O Agreement has been executed and is in full force and effect;
(b)    The S&O Party Guarantee shall have been duly executed and delivered to Aron in a form and in substance satisfactory to Aron;
(c)    The Parties shall have executed an amendment to the Marketing and Sales Agreement in a form and in substance satisfactory to Aron;
(d)    The Parties shall have agreed to the form and substance of the Step-Out Inventory Sales Agreement (which form is attached hereto as Schedule R);
(e)    The Parties shall have entered into an amendment to Pledge and Security Agreement in a form and in substance satisfactory to Aron.
(f)    The Company and Aron shall have duly executed the Fee Letter;

(g)    The Parties have prepared and appended hereto a full amended and restated set of Schedules and Exhibits;
(h)    The Company shall have delivered to Aron a certificate signed by the principal executive officer of the Company certifying as to incumbency, board approval and resolutions, other matters;
(i)    The Company shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request, including: good standing; existence and due qualification; power and authority; due authorization and execution; enforceability of the Transaction Documents; and no conflicts including with respect to the Existing Financing Agreements;
(j)    The Company has delivered to Aron amendments and restatements of the Company Acknowledgement Agreement, the BSR Acknowledgment Agreement and the Delek Acknowledgment Agreement, each duly executed by all parties thereto, reflecting such updated references and further amendments and modifications as Aron shall have reasonably requested;
(k)    Aron shall have confirmed to its satisfaction that, as of the Third Restatement Effective Date, each of the Existing Financing Agreements contains provisions that (i) recognize the respective rights and obligations of the Parties under this Agreement and the other Transaction Documents, (ii) confirm that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with or violate any terms and conditions of such Existing Financing Agreement and (iii) recognize that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Existing Financing Agreement, other than Permitted Liens;
(l)    Aron shall have received final approvals from relevant internal committees;
(m)    To the extent deemed necessary or appropriate by Aron, acknowledgements and/or releases (including without limitation, amendments or termination of UCC financing statements), in form and substance satisfactory to Aron, shall have been duly executed by lenders or other creditors that are party to Existing Financing Agreements, confirming the release of any lien in favor of such lender or other creditor that might apply to or be deemed to apply to any Crude Oil and/or Products of which Aron is the owner as contemplated by this Agreement and the other Transaction Documents and agreeing to provide Aron with such further documentation as it may reasonably request in order to confirm the foregoing;
(n)    The Company shall have delivered to Aron such other certificates, documents and instruments as may be reasonably necessary to consummate the transactions contemplated herein, including UCC-1 financing statements reflecting Aron as owner of all Crude Oil in the Crude Storage Tanks and all Products in the Product Storage Tanks on and as of the Third Restatement Effective Date;

(o)    No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Third Restatement Effective Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
(p)    The Company shall have delivered to Aron insurance certificates evidencing the effectiveness of the insurance policies required by Article 15 below;
(q)    The Company shall have provided to Aron confirmation, in form and substance satisfactory to Aron, that all other Transaction Documents remain in full force and effect;
(r)    All representations and warranties of the Company and its Affiliates contained in the Transaction Documents shall be true and correct on and as of the Third Restatement Effective Date; and
(s)    All representations and warranties of Aron contained in the Transaction Documents shall be true and correct in all material respects on and as of the Third Restatement Effective Date.
2.2    Amendment and Restatement. This Agreement amends and restates in its entirety (but without novation) the Second Restated Agreement. In addition, from and after the Third Restatement Effective Date, all references to the “Agreement,” the “S&O Agreement,” or the “Supply and Offtake Agreement” contained in the other Transaction Documents shall be deemed to refer to this Agreement.
2.3    Post-Third Restatement Effective Date Undertakings. From and after the Third Restatement Effective Date, the Company may endeavor to negotiate and implement designations and other binding contractual arrangements, in form and substance satisfactory to Aron, pursuant to which the Company may transfer and assign to Aron the Company’s (or its Affiliates’) right to use any Available Storage or Transportation Arrangement that has not previously been included as an Included Location or such other storage or transportation facility as may hereafter be identified by the Company; provided that (i) upon and concurrently with implementing any such assignment, designation or arrangement, any such Available Storage or Transportation Arrangement shall be added to the appropriate Schedule hereto as an additional Included Location, as applicable, and such assignment, designation or arrangement shall constitute a Required Storage and Transportation Arrangement hereunder, and the Company represents and confirms that, in connection with the execution of the Supplemental Agreement, the Company provided to Aron the Required Storage and Transportation Arrangements relating to the Included Supplemental Facilities; (ii) to the extent requested by Aron, the Company shall amend the Inventory Sales Agreement and any other applicable Transaction Document to include any inventory transferred to Aron as a result of such assignment, designation or arrangement; and (iii) without limiting the generality of the foregoing, the addition of an Included Location shall be subject to satisfaction of Aron’s Policies and Procedures (as defined in Section 13.4(a) below), which shall be applied in a nondiscriminatory manner as provided in Section 13.4(b) (i)  below. In addition, if the relevant storage or transportation facility fails to satisfy Aron’s Policies and Procedures as a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then, upon the Company’s request, Aron shall consult with the Company in good faith to determine whether based on further information provided by the Company such storage or transportation facility complies with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such storage or transportation facility would comply with Aron’s Policies and Procedures and, based on such further information and/or the implementation of such additional actions or procedures, Aron will from time to time reconsider whether such storage or transportation facility satisfies clause (iii) above.
2.4    UCC Filings.
(a)    From and after the Third Restatement Effective Date, the Company will from time to time cooperate with Aron to cause to be prepared, executed and filed, in such jurisdictions as Aron shall deem necessary or appropriate, UCC-1 financing statements reflecting (i) Aron as owner of all Crude Oil and Products in the Storage Facilities and the Included Locations and (ii) Aron as a secured party with respect to any Collateral to perfect Aron’s security interest under the Lien Documents. The Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all such financing statements, amendments to financing statements, continuation financing statements, termination statements, relating to such Crude Oil, Products, and Collateral and other documents and instruments, all in form satisfactory to Aron, as Aron may request, to confirm Aron’s ownership of such Crude Oil and Products, or perfected lien on such Collateral and to otherwise accomplish the purposes of this Agreement.
(b)    Without limiting the generality of the foregoing, the Company ratifies and authorizes the filing by Aron of any financing statements filed prior to the Third Restatement Effective Date.
ARTICLE 3
TERM OF AGREEMENT
3.1    Term. The Second Restated Agreement became effective on the Second Restated Agreement Effective Date with the Commencement Date occurring as provided above. This Agreement constitutes a continuation of the term of the Second Restated Agreement under the amended and restated terms hereof and, subject to Section 3.2, shall continue for a period ending at 11:59:59 p.m., CPT on December 30, 2022 (the “Term”; the last day of such Term being herein referred to as the “Expiration Date”, except as provided in Section 3.2 below).
3.2    Changing the Term. Aron may, in its sole discretion elect to extend this Agreement until May 30, 2025; provided that such election shall not be effective unless Aron (i) gives the Company at least six (6) months’ notice prior to the Expiration Date of any such election pursuant to Article 27, (ii) if the Third A&R BSR S&O Agreement is still in effect, concurrently exercises its right to extend the Third A&R BSR S&O Agreement, and (iii) if the Third A&R Delek S&O

Agreement is still in effect, concurrently exercises its right to extend the Third A&R Delek S&O Agreement.
3.3    Applicability of Certain Schedules With Respect to Third Restatement Adjustment Date. For all purposes of this Agreement and any other Transaction Document, with respect to the period from and including the Third Restatement Effective Date to but excluding the Third Restatement Adjustment Date, Schedule B shall mean Schedule B-1, Schedule C shall mean Schedule C-1, Schedule G shall mean Schedule G-1, and Schedule L shall mean Schedule L-1; and with respect to the period from and including the Third Restatement Adjustment Date, Schedule B shall mean Schedule B-2, Schedule C shall mean Schedule C-2, Schedule G shall mean Schedule G-2, and Schedule L shall mean Schedule L-2.
3.4    Obligations upon Termination. In connection with the termination of the Agreement on the Expiration Date the Parties shall perform their obligations relating to termination pursuant to Article 19.
ARTICLE 4
COMMENCEMENT DATE TRANSFER
4.1    Transfer and Payment on the Commencement Date. The Commencement Date Volumes were sold and transferred and payment of the Estimated Commencement Date Value was made as provided in the Inventory Sales Agreement.
4.2    Post-Commencement Date Reconciliation and True-up. Determination and payment of the Definitive Commencement Date Value has been made as provided in the Inventory Sales Agreement.
4.3    Deferred Portion of Purchase Price. Aron has deferred paying to the Company the sum of (i) [***] of the Definitive Commencement Date Value and (ii) the Supplemental Deferred Portion (the “Deferred Portion”). During the term of this Agreement, the Deferred Portion shall constitute an account receivable owing from Aron to the Company, in accordance with this Agreement. The Deferred Portion shall be due and payable from Aron to the Company on the Termination Date, in accordance with this Agreement. As of the Third Restatement Effective Date, the Deferred Portion is equal to such amount as listed on Schedule U.
ARTICLE 5
SUPPLY OF CRUDE OIL
5.1    Sale of Crude Oil. On and after the Third Restatement Effective Date through the end of the Term, and subject to (a) Aron’s ability to procure Crude Oil in accordance with the terms hereof, (b) its receipt of Crude Oil under Procurement Contracts and (c) the Company’s maintenance of the Base Agreements and Required Storage and Transportation Arrangements and compliance with the terms and conditions hereof, Aron agrees to sell and deliver to the Company, and the Company agrees to purchase and receive from Aron, Crude Oil as set forth herein. Aron shall, in accordance with the terms and conditions hereof, have the right to be the exclusive supplier of Crude

Oil to the Refinery and all Crude Oil supplied under this Agreement shall be solely for use at the Refinery.
5.2    Monthly and Weekly Forecasts and Projections.
(a)    No later than the tenth (10th) Business Day prior to the Contract Cutoff Date of the Nomination Month, Aron shall provide the Company with a preliminary written forecast of Aron’s Target Month End Crude Volume and Target Month End Product Volume for the Delivery Month. During the first month of deliveries of Crude Oil made pursuant to this Agreement, Aron’s Target Month End Crude Volume and Target Month End Product Volume shall not exceed the midpoint of the ranges for the Crude Oil and Product Groups on Schedule D.
(b)    No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall provide Aron with a written forecast of the Refinery’s anticipated Crude Oil requirements for the related Delivery Month (each, a “Monthly Crude Forecast”).
(c)    No later than 5:00 p.m., CPT, each Monday, the Company shall provide Aron with a written summary of the Refinery’s projected Crude Oil runs for the upcoming Production Week (each, a “Weekly Projection”).
(d)    The Company shall promptly notify Aron in writing upon learning of any material change in any Monthly Crude Forecast or Weekly Projection or if it is necessary to delay any previously scheduled pipeline nominations or barge loadings.
(e)    The Parties acknowledge that the Company is solely responsible for providing the Monthly Crude Forecast and the Weekly Projection and for making any adjustments thereto, and the Company agrees that all such forecasts and projections shall be prepared in good faith, with due regard to all available and reliable historical information and the Company’s then-current business prospects, and in accordance with such standards of care as are generally applicable in the U.S. oil refining industry. The Company acknowledges and agrees that (1) Aron shall be entitled to rely and act, and shall be fully protected in relying and acting, upon all such forecasts and projections, and (2) Aron shall not have any responsibility to make any investigation into the facts or matters stated in such forecasts or projections.
5.3    Procurement of Crude Oil.
(a)    As of the Commencement Date, Aron shall have become the purchaser under the Existing Procurement Contract through executing a new Procurement Contract with the Third Party Supplier thereunder.
(b)    From time to time during the Term of this Agreement, the Company or Aron may propose that an Additional Procurement Contract be entered into, including any such Additional Procurement Contract as may be entered into in connection with the expiration of an outstanding Procurement Contract. If the Parties mutually agree to seek Additional Procurement Contracts, then the Company shall endeavor to identify quantities of Crude Oil that may be acquired on a spot or term basis from one or more Third Party Suppliers. The Company may negotiate with any such Third Party Supplier regarding the price and other terms of such potential Additional Procurement Contract. The Company shall have no authority to bind Aron to, or enter into on Aron’s behalf, any Additional Procurement Contract or Procurement Contract Assignment, and the Company shall not represent to any third party that it has such authority. If the Company has negotiated an offer from a Third Party Supplier for an Additional Procurement Contract (and if relevant, Procurement Contract Assignment) that the Company wishes to be executed, the Company shall apprise Aron in writing of the terms of such offer and Aron shall promptly determine and advise the Company as to whether Aron desires to accept such offer. If Aron indicates its desire to accept such offer, then Aron shall promptly endeavor to formally communicate its acceptance of such offer to the Company and such Third Party Supplier so that the Third Party Supplier and Aron may enter into a binding Additional Procurement Contract (and if relevant, Procurement Contract Assignment) provided that any Additional Procurement Contract (and, if relevant, related Procurement Contract Assignment) shall require Aron’s express agreement and Aron shall not have any liability under or in connection with this Agreement if for any reason it, acting in good faith, does not agree to any proposed Additional Procurement Contract or related Procurement Contract Assignment.
(c)    If the Company determines, in its reasonable judgment, that it is commercially beneficial for the Refinery to run a particular grade and/or volume of Crude Oil that is available from a Third Party Supplier that is not a counterparty with which Aron is then prepared to enter into a contract, then the Company may execute a contract to acquire such Crude Oil for the Company’s account.
(d)    Title for each quantity of Crude Oil delivered into a Crude Storage Tank shall pass, if delivered under a Procurement Contract, from the relevant Third Party Supplier as provided in the relevant Procurement Contract or, if not delivered under a Procurement Contract, from the Company to Aron, as the Crude Oil passes the Crude Intake Point. The Parties acknowledge that the consideration due from Aron to the Company for any Crude Oil that is not delivered under a Procurement Contract will be reflected in the Monthly True-up Amounts determined following such delivery.
(e)    The Company agrees that, except as permitted under Section 5.3(b), (c) or (d), it will not purchase or acquire Crude Oil from any party other than Aron during the Term of this Agreement, unless otherwise consented to by Aron.
(f)    No later than four (4) Business Days prior to the earliest Contract Cutoff Date in any Nomination Month, the Company shall inform Aron whether the Company has purchased or intends to purchase any Crude Oil that is not being procured under a Procurement Contract for delivery during the related Delivery Month (“Other Barrels”), in which case the Company shall provide to Aron the quantity, grade and delivery terms of such Other Barrels expected to be delivered to the Crude Storage Tanks during such Delivery Month.
5.4    Nominations under Procurement Contracts and for Pipelines.
(a)    On the Business Day following receipt of the Monthly Crude Forecast and prior to the delivery of the Projected Monthly Run Volume, Aron shall provide to the Company Aron’s preliminary Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month if different from the Target Month End Crude Volume and Target Month End Product Volume for the related Delivery Month previously provided in Section 5.2(a). By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in such Nomination Month, the Company shall provide to Aron the Projected Monthly Run Volume for the Delivery Month for which deliveries must be nominated prior to such Contract Cutoff Dates. As part of such Projected Monthly Run Volume, the Company may specify the grade of such Projected Monthly Run Volume, provided that such grades and their respective quantities specified by the Company shall fall within the grades and quantities then available to be nominated by Aron under the outstanding Procurement Contracts.
(b)    Provided that the Company provides Aron with the Projected Monthly Run Volume as required under Section 5.4(a), Aron shall make all scheduling and other selections and nominations (collectively, “Contract Nominations”) that are to be made under the Procurement Contracts on or before the Contract Cutoff Dates for the Procurement Contracts and such Contract Nominations shall reflect the quantity of each grade specified by the Company in such Projected Monthly Run Volume. Should any Contract Nomination not be accepted by any Third Party Supplier under a Procurement Contract, Aron shall promptly advise the Company and use commercially reasonable efforts with the Company and such Third Party Supplier to revise the Contract Nomination subject to the terms of any such Procurement Contract. Aron shall provide the Company with confirmation that such Contract Nominations have been made.
(c)    Insofar as any pipeline nominations are required to be made by Aron for any Crude Oil prior to any applicable Pipeline Cutoff Date for any month, Aron shall be responsible for making such pipeline and terminal nominations for that month; provided that, Aron’s obligation to make such nominations shall be conditioned on its receiving from the Company scheduling instructions for that month a sufficient number of days prior to such Pipeline Cutoff Date so that Aron can make such nominations within the lead times required by such pipelines and terminals. Aron shall not be responsible if a Pipeline System is unable to accept Aron’s nomination or if the Pipeline System must allocate capacity among its shippers.
(d)    For operational and other reasons relating to the conduct of its business, the Company may, from time to time, request that Aron make adjustments or modifications to Contract Nominations it has previously made under the Procurement Contracts. Promptly following receipt of any such request, Aron will use its commercially reasonable efforts to make such adjustment or modification, subject to any limitations or restrictions under the relevant Procurement Contracts. Any additional cost or expenses incurred as a result of such an adjustment or modification shall constitute an Ancillary Cost hereunder.
(e)    Aron shall not nominate or to its knowledge otherwise acquire any Crude Oil with characteristics that are not previously approved by the Company for use at the Refinery, such approval to be in the Company’s sole and absolute discretion.
(f)    In addition to the nomination process, Aron and the Company shall follow the mutually agreed communications protocol as set forth on Schedule J hereto, with respect to ongoing daily coordination with feedstock suppliers, including purchases or sales of Crude Oil outside of the normal nomination procedures.
(g)    Each of the Company and Aron agrees to use commercially reasonable efforts in preparing the forecasts, projections and nominations required by this Agreement in a manner intended to maintain Crude Oil and Product operational volumes within the Operational Volume Range.
(h)    Prior to entering into any Ancillary Contract (as defined in Article 19 below) that is intended for the exclusive benefit of the Company in connection with this Agreement and does not by its terms expire or terminate on or as of the Termination Date, Aron will endeavor, in good faith and subject to any confidentiality restrictions, to afford the Company an opportunity to review and comment on such Ancillary Contract or the terms thereof and to confer with the Company regarding such Ancillary Contract and terms and if Aron enters into any such Ancillary Contract without the Company’s consent, the Company shall not be obligated to assume such Ancillary Contract pursuant to Section 19.1(c) below.
5.5    Storage and Delivery of Crude Oil.
(a)    Aron shall have the exclusive right to store Crude Oil in the Crude Storage Tanks as provided in the Storage Facilities Agreement.
(b)    Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the right to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Crude Oil in and from the Included Locations to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.
(c)    Provided no Default or Event of Default has occurred and is continuing, the Company shall be permitted to withdraw from the Crude Storage Tanks and take delivery of Crude Oil on any day and at any time. The withdrawal and receipt of any Crude Oil by the Company at the Crude Delivery Point shall be on an “ex works” basis. Aron shall be responsible only for arranging transportation and delivery of Crude Oil into the Crude Storage Tanks and the Company shall bear sole responsibility for arranging the withdrawal of Crude Oil from the Crude Storage Tanks. The Company shall take all actions necessary to maintain a connection with the Crude Storage Tanks to enable withdrawal and delivery of Crude Oil to be made as contemplated hereby.

5.6    Title, Risk of Loss and Custody.
(a)    Title to and risk of loss of the Crude Oil shall pass from Aron to the Company at the Crude Delivery Point. The Company shall assume custody of the Crude Oil as it passes the Crude Delivery Point.
(b)    During the time any Crude Oil is held in the Crude Storage Tanks, the Company, in its capacity as operator of the Crude Storage Tanks and pursuant to the Storage Facilities Agreement, shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom except to the extent such Liabilities are caused by or attributable to any of the matters for which Aron is indemnifying the Company pursuant to Article 20.
(c)    At and after transfer of any Crude Oil at the Crude Delivery Point, the Company shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws pertaining to the possession, handling, use and processing of such Crude Oil and shall indemnify and hold harmless Aron, its Affiliates and their agents, representatives, contractors, employees, directors and officers, for all Liabilities directly or indirectly arising therefrom.
(d)    Notwithstanding anything to the contrary herein, Aron and the Company agree that the Company shall have an insurable interest in Crude Oil that is subject to a Procurement Contract and that the Company may, at its election and with prior notice to Aron, endeavor to insure the Crude Oil. If pursuant to the terms of this Agreement, the Company bears the loss of any Crude Oil, then (subject to any other setoff or netting rights Aron may have hereunder) any insurance payment to Aron made to cover same shall be promptly paid over by Aron to the Company.
5.7    Contract Documentation, Confirmations and Conditions.
(a)    Aron’s obligations to deliver Crude Oil under this Agreement shall be subject to (i) the Company identifying and negotiating potential Procurement Contracts, in accordance with Section 5.3, that are acceptable to both the Company and Aron relating to a sufficient quantity of Crude Oil to meet the Refinery’s requirements, (ii) the Company performing its obligations hereunder with respect to providing Aron with timely nominations, forecasts and projections (including Projected Monthly Run Volumes, as contemplated in Section 5.4(a)) so that Aron may make timely nominations under the Procurement Contracts, (iii) all of the terms and conditions of the Procurement Contracts, and (iv) no Event of Default having occurred and continuing with respect to the Company.
(b)    In documenting each Procurement Contract, including any Additional Procurement Contract that may be entered into pursuant to Section 5.3(b), Aron will endeavor and cooperate with the Company, in good faith and in a commercially reasonable manner, to obtain the Third Party Supplier’s agreement that a copy of such Procurement

Contract may be provided to the Company; provided that this Section 5.7(b) in no way limits the Company’s rights to consent to all Procurement Contracts as contemplated by Section 5.3(b). In addition, to the extent it is permitted to do so, Aron will endeavor to keep the Company apprised of, and consult with the Company regarding, the terms and conditions being incorporated into any Procurement Contract under negotiation with a Third Party Supplier.
(c)    The Company acknowledges and agrees that, subject to the terms and conditions of this Agreement, it is obligated to purchase and take delivery of all Crude Oil acquired by Aron under Procurement Contracts executed in connection herewith and subject to the terms and conditions specified in Section 5.4 above. In the event of a dispute, Aron will provide to the Company, to the extent legally and contractually permissible, a copy of the Procurement Contract in question.
5.8    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO CRUDE OIL DELIVERED HEREUNDER, ARON MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, ARON MAKES NO WARRANTY OR REPRESENTATION THAT THE CRUDE OIL CONFORMS TO THE SPECIFICATIONS IDENTIFIED IN ARON’S CONTRACT WITH ANY THIRD PARTY SUPPLIER.
5.9    Quality Claims and Claims Handling.
(a)    The failure of any Crude Oil that Aron hereunder sells to the Company to meet the specifications or other quality requirements applicable thereto as stated in Aron’s Procurement Contract for that Crude Oil shall be for the sole account of the Company and shall not entitle the Company to any reduction in the amounts due by it to Aron hereunder; provided, however, that any claims made by Aron with respect to such non-conforming Crude Oil shall be for the Company’s account and resolved in accordance with this Section 5.9.
(b)    The Parties shall consult with each other and coordinate how to handle and resolve any claims arising in the ordinary course of business (including claims related to Crude Oil, pipeline or ocean transportation, and any dispute, claim, or controversy arising hereunder between Aron and any of its vendors who supply goods or services in conjunction with Aron’s performance of its obligations under this Agreement) made by or against Aron. In all instances wherein claims are made by a third party against Aron which will be for the account of the Company, the Company shall have the right, subject to Section 5.9(d), to either direct Aron to take commercially reasonable actions in the handling of such claims or assume the handling of such claims in the name of Aron, all at the Company’s cost and expense; provided that Aron may require that the Company assume the handling of any such claim. To the extent that the Company believes that any claim should be made by Aron for the account of the Company against any third party (whether a Third Party Supplier, terminal facility, pipeline, storage facility or otherwise), and subject to Section 5.9(d), Aron will take any commercially reasonable actions as requested by the Company either directly, or by allowing the Company to do so, to prosecute such claim all at the Company’s cost and expense and all recoveries resulting from the prosecution of such claim shall be for the account of the Company.
(c)    Aron shall, in a commercially reasonable manner, cooperate with the Company in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim at the Company’s expense.
(d)    Notwithstanding anything in Section 5.9(b) or Section 5.9(c) to the contrary, Aron may notify the Company that Aron is retaining control over or limiting its participation in the resolution of any claim referred to in Section 5.9(b) or Section 5.9(c) if Aron, in its reasonable judgment, has determined that it has commercially reasonable business considerations for doing so based on any relationships that Aron or any of its Affiliates had, has or may have with the third party involved in such claim; provided that, subject to such considerations, Aron shall use commercially reasonable efforts to resolve such claim, at the Company’s expense and for the Company’s account or, at its option, Aron may assign to the Company all of Aron’s rights under and to pursue such claim after which Aron shall have no further obligation with respect thereto. In addition, any claim that is or becomes subject to Article 20 shall be handled and resolved in accordance with the provisions of Article 20.
(e)    If any claim contemplated in this Section 5.9 involves a counterparty that is an Affiliate of Aron and the management and operation of such counterparty is under the actual and effective control of Aron, then the Company shall control the dispute and resolution of such claim.
5.10    Communications.
(a)    Each Party shall promptly provide to the other copies of any and all written communications and documents between it and any third party which in any way relate to Ancillary Costs, including but not limited to written communications and documents with Pipeline Systems, provided that Aron has received such communications and documents in respect of the Pipeline System and/or any communications and documents related to the nominating, scheduling and/or chartering of vessels; provided that neither Party shall be obligated to provide to the other any such materials that contain proprietary or confidential information and, in providing any such materials, such Party may redact or delete any such proprietary or confidential information.
(b)    With respect to any proprietary or confidential information referred to in Section 5.10(a), Aron shall promptly notify the Company of the nature or type of such information and use its commercially reasonable efforts to obtain such consents or releases as necessary to permit such information to be made available to the Company.
(c)    The Parties shall coordinate all nominations and deliveries according to the communications protocol set forth on Schedule J hereto.

5.11    Supplemental Material.
(a)    Supplemental Quantities. From time to time, unless otherwise directed by Aron under the Alon USA Supply and Offtake Agreement, and provided no Default or Event of Default has occurred and is continuing under this Agreement, Alon USA may withdraw quantities of Crude Oil from the BSR Crude Storage Tanks through the Alternate Delivery Point for Eastbound Shipment or receive quantities of Crude Oil into the BSR Crude Storage Tanks through the Alternate Delivery Point from Westbound Shipment. In each case, the quantity of Crude Oil withdrawn or received shall be deemed to equal the quantity reported by SPLP as having been injected or delivered at the Supplemental Injection Point based on readings of SPLP’s custody transfer meter (each such quantity, a “Supplemental Quantity”). Once any Crude Oil is injected into the Supplemental Pipeline, such Crude Oil shall constitute Supplemental Material for purposes hereof. Each Supplemental Quantity shall be the amount reported by SPLP, which amounts shall be reported as positive numbers and shall indicate for each Supplemental Quantity whether it is an Eastbound Shipment or a Westbound Shipment.
(b)    Certain Adjustments.
(i)    For purposes of all monthly calculations:
(A)    the Monthly Supplemental Quantity shall be deemed to be subject to an Included Transaction; provided that, if such Monthly Supplemental Quantity is a positive amount, such Included Transaction shall constitute an agreement by the Company to purchase Supplemental Material from Aron which shall represent a positive volume for purposes of this Agreement and if such Monthly Supplemental Quantity is negative, such Included Transaction shall constitute an agreement of Aron to purchase Supplemental Material from the Company which shall represent a negative volume for purposes of this Agreement, and in each case having a per Barrel price equal to the Supplemental Price for that relevant month. The Parties acknowledge that, for purposes of calculating the Aggregate Monthly Product True-up Amount in accordance with Schedule C to this Agreement, as a result of the foregoing, the Monthly Supplemental Quantity shall be added to Aggregate Product Sales for the relevant month and the Supplemental Material Product Group, so that if the Monthly Supplemental Quantity is a positive number (representing a purchase of Supplemental Material by the Company from Aron) it shall increase Aggregate Product Sales and if the Monthly Supplemental Quantity is a negative number (representing a purchase of Supplemental Material by Aron from the Company) it shall decrease Aggregate Product Sales; and
(B)    each Nederland-Krotz Buy/Sell Transaction shall be deemed to result in:

(1)    the aggregate Shipped Quantity for such month being subject to an Included Transaction under which Aron has sold such quantity to the Company at the applicable price specified pursuant to the Nederland-Krotz Buy/Sell Confirmation and, for purposes of the month in which such aggregate Shipped Quantity is delivered, it shall be an increase to the Aggregate Product Sales for such month for the Supplemental Material Product Group; and
(2)    the aggregate Delivered Quantity for such month being subject to a Procurement Contract under which Aron has purchased such quantity from the Company at the applicable price specified pursuant to the Nederland-Krotz Buy/Sell Confirmation and, for purposes of the month in which such Delivered Quantity is delivered, it shall be an increase to Aggregate Crude Receipts for such month.
(ii)    For purposes of calculating Net Payments, the following provisions shall apply:
(A)    “Adjusted Net Payment Condition” means the following: Aron shall have determined, in its reasonable judgment based on such inventory reports and other reasonable forms of evidence as may be available, that the sum of the Supplemental Step-in Inventory and the aggregate quantity of Supplemental Material injected into the Included Supplemental Facilities following the Inventory Transfer Time under the Supplemental Inventory Sales Agreement exceeds [***] Barrels.
(B)    Once the Adjusted Net Payment Condition has been satisfied, and for so long as the Supplemental LC is maintained and continues to satisfy the maintenance requirements specified in the Fee Letter, the determination, as applicable, of the Weekly Supply Value under Section 10.1(c) or the Daily Supply Value under Section 10.2(c) of this Agreement shall be adjusted by including in such determination the deemed Procurement Contract referred to in Section 5.11(b)(i)(B)(2) above on the same basis as all other Procurement Contracts for purposes of such determination; provided that if Aron in its reasonable judgment determines, with respect to such deemed Procurement Contracts, that Contract Nominations are deviating from actual Shipped Quantities in excess of immaterial and customary variances, then for purposes of determining the Weekly Supply Value, Aron may from time to time adjust the amount of such Contract Nominations as it deems appropriate.
(C)    The Parties acknowledge and agree that neither the Supplemental Material nor the Included Supplemental Facilities shall at any time be reflected in the calculation of the Net Payment.

(D)    The Parties acknowledge and agree that the deemed Procurement Contract referred to in Section 5.11(b)(i)(B)(2) above shall be included in the determination of the Weekly Supply Value or Daily Supply Value only under the terms and conditions specified above. Accordingly, at all times prior to the satisfaction of the Adjusted Net Payment Condition and thereafter at any time at which the Supplemental LC has ceased to comply with the maintenance conditions specified in the Fee Letter, the determination of the Weekly Supply Value or Daily Supply Value shall be made as set forth in Section 10.1(c) or 10.2(c) of this Agreement (as applicable), without including such deemed Procurement Contract as contemplated by Section 5.11(b)(i)(B)(2) above.
(c)    Measurements. For purposes of determining the Monthly Supplemental Quantity, Aron shall rely on the pipeline statements provided by SPLP with respect to the volumes on the Supplemental Pipeline.
(d)    Shipments from Nederland Terminal to the Refinery.
(i)    From time to time, the Parties may enter into buy/sell transactions pursuant to the Nederland-Krotz Buy/Sell Confirmation (each, a “Nederland-Krotz Buy/Sell Transaction”), under which, in the case of each Nederland-Krotz Buy/Sell Transaction, Aron shall sell to the Company a quantity of Supplemental Material at the time it passes the delivery point specified in the Nederland-Krotz Buy/Sell Confirmation (the “Shipped Quantity”), which the Company shall thereafter arrange to transport to the Refinery, and the Company shall sell to Aron the portion of the Shipped Quantity that is delivered into the Crude Storage Tanks at the Refinery as such quantity passes the Crude Intake Point (the “Delivered Quantity”), in each case as further specified pursuant to the Nederland-Krotz Buy/Sell Confirmation. Each Shipped Quantity shall be determined based on the reports of Supplier’s Inspector or SPMT as mutually agreed between the Parties. The Parties acknowledge that the net payment terms specified in the Nederland-Krotz Buy/Sell Confirmation are conditioned on the requirement that Shipped Quantities be transported by the Company only to the Refinery.
(ii)    In connection with each Nederland-Krotz Buy/Sell Transaction, the Parties shall comply with both the nomination and scheduling procedures set forth in the Nederland Terminaling Agreement (“Nederland Shipment Procedures”) and the Scheduling Protocol set forth on Schedule J hereto.
(iii)    The Company covenants and agrees that it will take such further actions, and execute, deliver and/or file such additional agreements, instruments and documents as Aron and its Affiliates may deem necessary or appropriate to confirm and maintain the lien and security interest of Aron under the Lien Documents in all Shipped Quantities and all documents of title (“Title Documents”) related thereto. If, in Aron’s reasonable judgment, Aron does not or would not hold a perfected first priority security interest in any quantities that are intended to be Shipped Quantities and/or Title Documents that would be related thereto, then such quantities shall not be released from the storage tanks at the Nederland Terminal unless the Company has provided to Aron additional credit support in form and substance satisfactory to Aron with respect to such quantities that the Company desires to ship.
(iv)    Without limiting the generality of Section 5.11(d)(iii) above, the Company covenants and agrees, with respect to each Shipped Quantity, that any bill of lading issued with respect to the further transportation by the Company of such Shipped Quantity from the docks of the Nederland Terminal (as provided in the Nederland Shipment Procedures) shall be a non-negotiable bill of lading and the Company shall be the only consignee named thereon.
(e)    Title.
(i)    Aron shall retain title to all Supplemental Material quantities at all times while such quantities are held in the Supplemental Pipeline or in the Nederland Terminal in connection with this Agreement or the Alon USA Supply and Offtake Agreement (including without limitation any linefill transferred to Aron in connection therewith), except to the extent otherwise provided under a buy/sell transaction between Aron and Alon USA with respect to an Excess Quantity.
(ii)    As provided in the Nederland-Krotz Buy/Sell Confirmation, title to any Shipped Quantity shall transfer from Aron to the Company as such quantity passes the relevant delivery point provided therein and title to any Delivered Quantity shall transfer from the Company to Aron as such Supplemental Quantity or portion thereof passes the relevant delivery point as provided therein.
(f)    Certain Acknowledgements and Further Agreements.
(i)    To the extent that, as of the Termination Date, Aron holds any Supplemental Material in the Supplemental Pipeline or the Nederland Terminal that it owns in connection with this Agreement or as a result of any Included Transactions or Procurement Contracts thereunder, such Supplemental Material volumes (as determined in accordance with the Volume Determination Procedures) shall be included as part of the Termination Date Volumes and purchased by the Company in accordance with the terms of this Agreement and the Step-out Inventory Sales Agreement.
(ii)    The Company agrees that whether any Procurement Contract constitutes a Procurement Contract under this Agreement or the Alon USA Supply and Offtake Agreement will, unless otherwise deemed appropriate based on Aron’s reasonable judgment, be determined by Aron based on whether the Crude Oil subject thereto is first delivered to an Included Supplemental Facility under this Agreement or an Included Location under the Alon USA Supply and Offtake Agreement.

(iii)    The Company agrees that any removal of Supplemental Material from the Included Supplemental Facilities shall occur (i) under a Nederland Buy/Sell Transaction, (ii) via Westbound Shipment through the Supplemental Injection Point or (iii) otherwise under a separate documents arrangement expressly agreed to by Aron.
(g)    Supplemental Material Product Group.
(i)    From and after the date hereof, and notwithstanding anything in this Agreement or any other Transaction Document to the contrary, Supplemental Material shall be treated as a separate Product and Product Group for purposes of this Agreement and such other Transaction Documents.
(ii)    The range applicable to Target Month End Product Volumes specified by Aron, as contemplated by Section 7.3(c) of this Agreement, shall have a Baseline Volume and Volume in Excess of Baseline as specified on Schedule D.
5.12    Deemed Acceptance. With respect to any trade confirmation issued by Aron to the Company in connection with any transaction relating to this Agreement, if Aron does not receive from the Company either acceptance or notification of a bona fide error within two (2) Business Days after receipt of such confirmation, then the Company shall be deemed to have accepted such confirmation, and such confirmation shall be effective and binding upon the Parties.
ARTICLE 6
PURCHASE VALUE FOR CRUDE OIL
6.1    Daily Volumes. For each Delivery Date, the Company shall provide to Aron, by no later than 1:00 pm CPT on the next Business Day (except (i) in the case of Friday and Saturday, then by the following Monday and (ii) in the case of Sunday and Monday, then by the following Tuesday), meter tickets or tank gauge readings confirming the Measured Crude Quantity for each Crude Storage Tank for that Delivery Date.
6.2    Purchase Value.
(a)    Prior to the Third Restatement Adjustment Date:
(i)    The per Barrel value of the Crude Oil sold to the Company hereunder shall equal the sum of the per Barrel purchase value specified in the related Procurement Contract under which such Crude Oil was acquired (the “Base Price”) plus the Pre-Adjustment Level One Fee (such sum being the “Supply Cost”), subject to application of the relevant Prices and Index Amounts as provided on Schedule B hereto and calculation of the Monthly Crude Oil True-up Amount as provided on Schedule C hereto.
(ii)    For all Other Barrels procured by the Company outside of a Procurement Contract and sold to Aron, the Company will pay Aron the Pre-

Adjustment Level Two Fee per Barrel. Any such amount will be included in the applicable Monthly Crude Oil True-Up Amount. Upon Aron’s request, the Company will provide documentation evidencing such Crude Oil purchases.
(b)    Following the Third Restatement Adjustment Date:
(i)    As the purchase value for the Net Crude Sales Volume for any month, the Company shall owe to Aron when due the Monthly Crude Payment determined with respect to that Net Crude Sales Volume, subject to application of the relevant Prices and Index Amounts as provided on Schedule B hereto and calculation of the Monthly Crude Oil True-up Amount as provided on Schedule C hereto, and payable as provided in Section 10.2.
(ii)    For any month, the “Monthly Crude Payment” shall equal, with respect to the Net Crude Sales Volume for such month, the sum of (A) the product of (1) the Monthly Crude Price for that month and (2) the Net Crude Sales Volume for such month (the amount determined in this clause (A) may be a positive or negative number), (B) the Crude Purchase Fee for that month and (C) the Ancillary Costs for that month. If the Monthly Crude Payment is a negative number, then the absolute value thereof shall represent an amount owed from Aron to the Company and payable as provided in Section 10.2.
(iii)    For any month, the “Crude Purchase Fee” shall equal the sum of:
(A)    the product of (1) the Level One Fee per barrel and (2) the Level One Barrels for such month, plus
(B)    the product of (1) Level Two Fee per barrel and (2) the Level Two Barrels for such month.
(iv)    “Third Party Barrels” means, for any month, the number of barrels purchased by Aron from any Third Party Supplier (other than any Affiliate of the Company).
(v)    “Level One Barrels” means, for any month, the number of Third Party Barrels not in excess of [***] barrels.
(vi)    “Level Two Barrels” means, for any month, the number of Third Party Barrels (if any) in excess of the Level One Barrels for such month.
(vii)    For any month, the “Counterparty Crude Sales Fee” shall equal the product of (A) “Monthly Crude Procurement Sale Volume” (as defined on Schedule C) and (B) the counterparty level fee as determined on a monthly basis by Aron for each respective party.
(viii)    The Crude Purchase Fee calculated under this Section 6.2 shall be incorporated under Schedule C as an amount due to Aron and to the extent necessary, Aron may convert such amount to a negative number for purposes of achieving that result in making its calculations under Schedule C.
6.3    Material Crude Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications (including specific gravity and sulfur content of Crude Oil) of the Crude Oil procured, or projected to be procured, differ materially from the HLS and LLS Crude Oil, the grades that have generally been run by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable indices for such Crude Oil, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the relative costs and benefits to each of the differences in value between the prior indices and the amended indices.
ARTICLE 7
TARGET INVENTORY LEVELS AND
WORKING CAPITAL ADJUSTMENT
7.1    Target Inventory Levels. Aron will set monthly inventory targets for Crude Oil and Products. Such monthly inventory targets for Crude Oil and Products shall be subject to (i) the Baseline Volumes and (ii) the sum of Baseline Volumes plus Volumes in Excess of Baseline on Schedule D for each Pricing Group (each sum, a “Maximum Volume”).
7.2    Target Month End Crude Volume.
(a)    By no later than two (2) Business Days prior to the earliest Contract Cutoff Date occurring in each Nomination Month, the Company shall notify Aron of the aggregate quantity of Crude Oil that the Company expects to run at the Refinery during the subject Delivery Month (the “Projected Monthly Run Volume”).
(b)    For each month of the Term, the “Target Month End Crude Volume” shall equal (i) the Target Month End Crude Volume for the immediately preceding month, subject to any adjustment thereto made pursuant to Section 7.2, plus (ii) the aggregate volume of Crude Oil that Aron has nominated under the Procurement Contracts for delivery during that month pursuant to Section 5.4(b), plus (iii) the aggregate volume of the expected Other Barrels, minus (iv) the Projected Monthly Run Volume for that month (except that the Target Month End Crude Volume as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto). Notwithstanding the foregoing, Target Month End Crude Volume shall in no event exceed a Maximum Volume or be less than the Baseline Volume for Crude Oil indicated on Schedule D unless Aron establishes such a Month End Crude Volume as otherwise permitted under this Section 7.2.
(c)    In establishing a Target Month End Crude Volume, Aron acknowledges that its ability to increase any such Target Month End Crude Volume is constrained to the extent that the Crude Oil available for delivery under the Procurement Contracts plus Other Barrels available for delivery during such month are not greater than the Company’s Crude Oil requirements for the Refinery for the month related to such Target Month End Crude Volume.

(d)    After Aron has established a Target Month End Crude Volume for any month, it may change such Target Month End Crude Volume as follows:
(i)    If the sum of (A) the Actual Month End Crude Volume and (B) the Baseline Volume for Crude Oil (the “Adjusted Month End Crude Volume”) is above the Target Month End Crude Volume by more than [***] Barrels and the Projected Net Crude Consumption is greater than the Actual Net Crude Consumption, then Aron may increase the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Adjusted Month End Crude Volume minus the sum of (A) the Target Month End Crude Volume and (B) [***] Barrels and (ii) the Projected Net Crude Consumption minus the Actual Net Crude Consumption. If the Target Month End Crude Volume is above the Adjusted Month End Crude Volume by more than [***] Barrels and the Actual Net Crude Consumption is greater than the Projected Net Crude Consumption, then Aron may reduce the Target Month End Crude Volume for such Delivery Month by the lesser of (i) the Target Month End Crude Volume minus the sum of (A) the Adjusted Month End Crude Volume plus (B) [***] Barrels and (ii) the Actual Net Crude Consumption minus the Projected Net Crude Consumption. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron.
(ii)    In addition, Aron may adjust the Target Month End Crude Volume with the consent of the Company.
In all cases described above, the changed Target Month End Crude Volume affects only the subject month and does not impact the calculation of the Target Month End Crude Volume in subsequent months pursuant to Section 7.2(b).
7.3    Target Month End Product Volume.
(a)    No later than five (5) Business Days prior to each calendar month, the Company shall provide to Aron its standard run-out report (the “Run-out Report”) showing the estimated quantities of each Product that it expects to produce and deliver to Aron during such month and the quantities of each Product it expects to sell under the Marketing and Sales Agreement during such month (for each Product, the “Projected Monthly Production Volume”), which may, from time to time, be adjusted by the Company.
(b)    For each month and each type of Product, Aron shall from time to time (but subject to any applicable notification deadlines specified on Schedule D hereto) specify an aggregate quantity and grade that shall be the “Target Month End Product Volume” for that month, which shall represent that volume (which may be zero or a positive number) for that Product targeted to be in excess of the Baseline Volume for that Product (except that the Target Month End Product Volume for each type of Product as of the Commencement Date and as of the end of the first month of the Term shall be the respective volumes specified as such on Schedule I hereto). Notwithstanding the foregoing, Target Month End Product

Volume shall in no event exceed a Maximum Volume or be less than the Baseline Volume for such Product unless Aron establishes such a Month End Product Volume as otherwise permitted under this Section 7.3.
(c)    Provided that the Company has complied with its obligations under the Marketing and Sales Agreement, and subject to events of Force Majeure, facility turnarounds, the performance of any third parties (including purchasers of Products under the Marketing and Sales Agreement), Aron will, in establishing each Target Month End Product Volume, endeavor in a commercially reasonable manner to cause such Target Month End Product Volume to be within the applicable range specified for such Product on Schedule D hereto.
(d)    At any time prior to the beginning of the month to which a Target Month End Product Volume relates (but subject to any applicable notification deadlines specified on Schedule D hereto), Aron may change such Target Month End Product Volume.
(e)    After Aron has established a Target Month End Product Volume, it may change such Target Month End Product Volume if one of the following occurs: (i) the sum of (A) the Actual Month End Product Volume and (B) the Baseline Volume for such Product (the “Adjusted Month End Product Volume”) is below the minimum of the Operational Volume Range for the volume in excess of the Baseline Volume for such Product or (ii) the Adjusted Month End Product Volume is above the maximum of the Operational Volume Range for the volume in excess of the Baseline Volume for such Product, in which case Aron may change its Target Month End Product Volume for such month to equal the Adjusted Month End Product Volume. Aron must notify the Company of its intent to make this change within four (4) Business Days after the end of such Delivery Month. The Company may dispute this change within one (1) Business Day after receiving such notification from Aron. In all cases described above, the changed Target Month End Product Volume affects only the subject month and does not impact the calculation of the Target Month End Product Volume in subsequent months.
(f)    The Target Month End Product Volume will be adjusted in accordance with the procedure for Excluded Transactions as described in the Marketing and Sales Agreement.
In addition, Aron may adjust the Target Month End Product Volume with the consent of the Company.
7.4    Monthly Working Capital Adjustment. Promptly after the end of each month, Aron shall determine the Monthly Working Capital Adjustment.
7.5    Monthly Product Sale Adjustments. For each calendar month (or portion thereof) during the term of the Marketing and Sales Agreement and for each Product Group, Aron shall determine whether an amount is due by one Party to the other (for each Product Group, a “Monthly Product Sale Adjustment”) in accordance with the following terms and conditions:
(a)    For each Product Group and relevant period, Aron shall determine (i) the aggregate quantity of Barrels of such Product Group sold during such period under Product

Purchase Agreements and Company Purchase Agreements, (ii) the aggregate quantity of Barrels of such Product Group sold under any Excluded Transaction executed pursuant to Section 2.2(c) of the Marketing and Sales Agreement and (iii) the Aggregate Receipts (as defined below);
(b)    If, for any Product Group and relevant period, (i) the Aggregate Receipts exceeds the Index Value (as defined below), then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to the Company and (ii) the Index Value exceeds the Aggregate Receipts, then the Monthly Product Sale Adjustment for that Product Group shall equal such excess and shall be due to Aron;
(c)    If Aron determines that any Monthly Product Sale Adjustment is due, it will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.3 hereof and such Monthly Product Sale Adjustment shall be incorporated as a component of the Monthly True-up Amount due for such period which, if due to the Company, shall be expressed as a positive number and, if due to Aron, shall be expressed as a negative number; and
(d)    As used herein:
(i)    “Aggregate Receipts” means, for any Product Group and relevant period, the sum of (x) the actual aggregate purchase value invoiced by Aron for all quantities of such Product Group that Aron delivered during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase Agreements with Customers and under Company Purchase Agreements with Company Purchasers (as defined in the Marketing and Sales Agreement) and (y) for any Excluded Transaction executed pursuant to Section 2.2(c) of the Marketing and Sales Agreement, the aggregate purchase value that would have been payable under the proposed Product Purchase Agreement in connection with which such Excluded Transaction was executed;
(ii)    “Index Value” means, for any Product Group and relevant period, the product of (A) the sum of the aggregate quantity of Barrels of such Product Group sold during such period (without giving effect to any offsetting Excluded Transactions) under Product Purchase Agreements and Company Purchase Agreements and the quantity of sales for such period covered by clause (y) of the definition of Aggregate Receipts, multiplied by (B) the Long Product FIFO Value for that Product Group and period.
7.6    Monthly Cover Costs. If, for any calendar month (or portion thereof), Aron reasonably determines that, as a result of the Company’s failure to produce the quantities of Product projected under this Agreement or the Company’s failure to comply with its obligations under the Marketing and Sales Agreement, Aron retains insufficient quantities of Product to comply with its obligations to any third parties or the Company, whether under Product Purchase Agreements, Company Purchase Agreements or Excluded Transactions, and Aron incurs any additional costs and expenses in procuring Product from other sources for purposes of covering such delivery obligations or the shortfall in the quantity held for its account (collectively, “Monthly Cover Costs”), then the Company shall be obliged to reimburse Aron for such Monthly Cover Costs. If Aron determines that any Monthly Cover Costs are due to it, Aron shall promptly communicate such determination to the Company and, subject to any mitigation of such costs actually achieved by the Company, include the calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.3 hereof and such Monthly Cover Costs shall be incorporated as a component of the Monthly True-up Amount due for such period hereunder.
7.7    Costs Related to Shortfall. To the extent that Aron is required to cover any shortfall in any Product delivery, whether under a Product Purchase Agreement or Company Purchase Agreement or otherwise, by any inventory it owns and acquires separately from the inventory owned and maintained in connection with this Agreement, any cost or loss incurred by Aron in connection therewith that is not otherwise included as a Monthly Cover Cost shall constitute an Ancillary Cost that is to be reimbursed to Aron.
7.8    Monthly Excluded Transaction Fee. For any Barrel of gasoline or jet fuel delivered by Aron under an Excluded Transaction (net of any purchases under Excluded Transactions), Aron shall be obligated to pay to the Company an amount equal to the applicable Per Barrel Adjustment (as set forth on Schedule K to this Agreement). For each calendar month, Aron shall determine the net quantities of gasoline and jet fuel delivered during such month under Excluded Transactions and the aggregate amount due under this Section 7.8 as a result of such deliveries (the “Monthly Excluded Transaction Fee”). In addition, in computing the Monthly Excluded Transaction Fee, no fee shall be due with respect to any Barrels subject to an Excluded Transaction Pair (as defined in the Marketing and Sales Agreement). If any Monthly Excluded Transaction Fee is due to the Company for any period, Aron will include its calculation of such amount in the documentation provided to the Company for the relevant period pursuant to Section 10.3 hereunder and such Monthly Excluded Transaction Fee shall be incorporated as a component of the Monthly True-up Amount due for such period
7.9    Periodic Price Adjustments.
(a)    Prior to each Periodic Adjustment Date, the Parties shall undertake the procedures set forth in Schedule GG and calculate whether, based on such data and procedures set forth in Schedule GG, an adjustment to any of the Prices is appropriate. Promptly after Aron has completed such calculation, it shall advise the Company in writing as to whether any Price adjustments are appropriate and if so the amounts of such Price adjustments. Any such adjusted Prices shall become applicable commencing with the relevant Periodic Adjustment Date.
(b)    If any Prices are adjusted as of a Periodic Adjustment Date, Aron shall determine the Price Adjustment Settlement Amount in accordance with Schedule GG hereto and such amount shall be included in the applicable Monthly True-Up Amount as set forth on Schedule GG.

7.10    Transition Adjustment Period. The Parties agree that, with respect to the months occurring in the Transition Adjustment Period, the Monthly True-up Amounts for each such month shall be further adjusted as provided in Schedule HH hereto.
ARTICLE 8
PURCHASE AND DELIVERY OF PRODUCTS
8.1    Purchase and Sale of Products. Aron agrees to purchase and receive from the Company, and the Company agrees to sell and deliver to Aron, the entire Products output of the Refinery from and including the Commencement Date through the end of the Term of this Agreement, at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement.
8.2    Transportation, Delivery and Storage of Products.
(a)    Unless otherwise agreed by Aron, all Products shall be delivered by the Company to Aron at the Products Delivery Point into the Product Storage Tanks, on an FOB basis. Title and risk of loss to the Products so delivered to Aron shall pass from the Company to Aron as such Products pass the Products Delivery Point.
(b)    Aron shall have exclusive right to store Products in the Product Storage Tanks as provided in the Storage Facilities Agreement.
(c)    Pursuant to the Required Storage and Transportation Arrangements, Aron shall have the exclusive right to inject (except for such injections by the Company otherwise contemplated hereby), store, transport and withdraw Products in and on the Included Locations to the same extent as the Company’s rights to do so prior to the implementation of the Required Storage and Transportation Arrangements.
8.3    Expected Yield and Estimated Output.
(a)    On or before the Commencement Date, the Company provided to Aron an expected Product yield for the Refinery based on its then current operating forecast for the Refinery (the “Initial Estimated Yield”). From time to time, based on its then current operating forecast for the Refinery, the Company may provide to Aron a revised expected Product yield for the Refinery (each, a “Revised Estimated Yield” and, together with the Initial Estimated Yield, an “Estimated Yield”).
(b)    At least five (5) Business Days prior to each month, the Company shall, based on the then current Estimated Yield and such other operating factors as it deems relevant, prepare and provide to Aron an estimate of the Product quantities it expects to deliver to Aron during such month (each, a “Monthly Product Estimate”).
8.4    Delivered Quantities. For each Delivery Date, the Company shall provide to Aron, by no later than 1:00 p.m. CPT on the next Business Day (except (i) in the case of Friday and Saturday, then by the following Monday and (ii) in the case of Sunday and Monday, then by the following Tuesday), meter tickets or tank gauge readings confirming the Measured Product Quantity in each Product Storage Tank for each Product delivered during that Delivery Date.
8.5    Title and Risk of Loss. Title and risk of loss to Products shall pass from the Company to Aron as Products pass the Products Delivery Point.
8.6    Product Specifications. The Company agrees that all Products sold to Aron hereunder shall conform to the respective specifications set forth on Schedule A hereto or to such other specifications as are from time to time agreed upon by the Parties.
8.7    Purchase Value of Products. The per unit value for each type of Product sold to Aron hereunder shall equal the Long Product FIFO Value specified for such Product (the “Product Cost”), subject to application of the relevant values as provided on Schedule B hereto and calculation of the Monthly Product True-up Amount as provided on Schedule C hereto.
8.8    Resale of Products.
(a)    The Parties will endeavor, in good faith, to cause each of the Company’s existing commitments to sell Product to a third party (collectively, “Existing Sales Commitments”) to be assigned by the Company to Aron pursuant to an assignment agreement in form and substance satisfactory to Aron. Any Existing Sales Commitment that is so assigned shall constitute an “Assigned Sales Commitment” for purposes hereof. The Parties acknowledge that an assignment of an Existing Sales Commitment may not occur for various reasons, including, but not limited to, the refusal of the purchaser thereunder to consent to such assignment or Aron’s determination that it does not wish to have a direct contractual relationship with such purchaser.
(b)    The Company agrees that, except for the Existing Sales Commitments, the Company will not enter into any other commitments to sell Products unless permitted in accordance with the Marketing and Sales Agreement or otherwise consented to by Aron in writing.
8.9    Material Product Grade Changes. If either the Company or Aron concludes in its reasonable judgment that the specifications or the mix of the constituents of a Pricing Group produced, or projected to be produced, differ materially from those that have generally been produced by the Refinery, then the Company and Aron will endeavor in good faith to mutually agree on (i) acceptable indices for such Product, and (ii) a settlement payment from one Party to the other sufficient to compensate the relevant Party for the relative costs and benefits to each of the differences in value between the prior indices and the amended indices.

ARTICLE 9
ANCILLARY COSTS; MONTH END INVENTORY;
CERTAIN DISPOSITIONS
9.1    Ancillary Costs.
(a)    The Company agrees to reimburse Aron for all Ancillary Costs incurred by Aron (regardless of whether the Crude Oil and/or Products to which any such Ancillary Costs related have been received by or delivered to any Party). Such reimbursement shall occur on a monthly basis as part of the monthly true-up in Section 10.3 below, except that Aron may require that any such Ancillary Costs be reimbursed on demand in the event that (i) a Default or Event of Default has occurred and is continuing, (ii) upon the Expiration Date of the Agreement or (iii) the aggregate amount of unreimbursed Ancillary Costs at any time exceeds $[***], but only in respect of such excess. Aron shall promptly provide the Company with copies of all invoices for Ancillary Costs incurred by Aron. All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-up Amount as provided in Section 10.3 below.
(b)    Without limiting the foregoing, if Aron has reasonably determined (based on its experience in any one or more of the three (3) preceding months) that it expects the amount of Ancillary Costs for an upcoming month to exceed $[***] Aron may require that its estimate of such Ancillary Costs (to the extent of such excess) be paid in equal installments as part of each Net Payment made during such month, with the actual amount of such Ancillary Costs (net of such estimated payment) to be incorporated as a component of the Monthly True-up Amount payable in the next month.
9.2    Month End Inventory.
(a)    As of 11:59:59 p.m., CPT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Crude Storage Tanks, the Included Supplemental Facilities, the Product Storage Tanks and the Other Included Crude Locations, and based thereon shall determine for such month (i) the aggregate volume of Crude Oil held in the Crude Storage Tanks and Other Included Crude Locations at that time minus the Baseline Volume for Crude Oil (the “Actual Month End Crude Volume”), which may be positive, negative or zero and (ii) for each Product, the aggregate volume of such Product held in the Product Storage Tanks and the Included Supplemental Facilities at that time minus the Baseline Volume for such Product (each, an “Actual Month End Product Volume”), which may be positive, negative or zero. The Company shall notify Aron of the Actual Month End Crude Volume and each Actual Month End Product Volume by no later than 5:00 p.m., CPT on the tenth day thereafter, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Aron by the fifteenth (15th) day after the end of such month
(b)    Aron may, or may have Supplier’s Inspector, witness all or any aspects of the Volume Determination Procedures as Aron shall direct. If, in the judgment of Aron or Supplier’s Inspector, the Volume Determination Procedures have not been applied correctly, then the Company will cooperate with Aron, or Supplier’s Inspector, to ensure the correct application of the Volume Determination Procedures, including making such revisions to the Actual Month End Crude Volume and any Actual Month End Product Volume as may be necessary to correct any such errors.
9.3    Disposition Following Force Majeure.
(a)    Notwithstanding anything to the contrary, if Aron decides or is required, due to an event of Force Majeure affecting either Party or otherwise, to sell to any unrelated third parties, in arm’s length transactions, any quantities of Crude Oil that, based on the then current Monthly Crude Forecast or Weekly Projection, Aron would reasonably have expected to have sold to the Company (any quantity of Crude Oil so disposed of by Aron being referred to as a “Disposed Quantity”), then the Company shall be obligated to pay to Aron an amount equal to the difference between the value at which such Disposed Quantity would have been sold to the Company, minus the amount realized in the sale to a third party (the “Disposition Amount”). In no event shall the Disposed Quantity exceed the aggregate amount of Crude Oil that the Company would have been expected to purchase based on their current Monthly Crude Forecast or Weekly Projection for the period during which the Company is unable to take delivery of Crude Oil as the result of the Force Majeure event or otherwise.
(b)    In connection with its selling any Disposed Quantity, Aron shall promptly determine the Disposition Amount and issue to the Company an invoice for such amount. The Company shall pay to Aron the invoiced amount no later than the second Business Day after the date of such invoice. If, in connection with the sale of any Disposed Quantity, the Disposition Amount is a negative number, then Aron shall pay the amount of such excess to the Company no later than the second Business Day after the date of such invoice.
9.4    Tank Maintenance.
(a)    Promptly after the Company completes its annual business plan with respect to any year, it shall notify Aron of any tank maintenance contemplated with respect to such year that would result in any Crude Storage Tank or Product Storage Tank being unavailable for use by Aron. The Company immediately shall notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime or maintenance of any Crude Storage Tank or Product Storage Tank and its expected duration.
(b)    The Company shall give Aron at least two (2) months’ prior written notice of any maintenance that the Company intends to conduct on any of the Crude Storage Tanks or Product Storage Tanks that would result in such storage tank being taken out of service (“Tank Maintenance”). The Parties agree to cooperate with each other in establishing the start date for any such maintenance so as to not unnecessarily interfere with any of Aron’s purchase or sale commitments or to otherwise accommodate, to the extent reasonably practicable, other commercial or market considerations that Aron deems relevant.
(c)    In connection with any Tank Maintenance, the Parties shall promptly consult and endeavor to agree on adjusted inventory minimum and maximum levels and other appropriate adjustments hereunder that are to apply during the period of such Tank Maintenance.
(d)    The Company agrees that it will use its best efforts, consistent with good industry standards and practices, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable. The Company shall provide Aron with an initial estimate of the period of any Tank Maintenance and shall regularly update Aron as to the progress of such Tank Maintenance. If, the Company determines that the expected completion date for Tank Maintenance has or is likely to change by thirty (30) days or more, it shall promptly notify Aron of such determination.
ARTICLE 10
PAYMENT PROVISIONS
10.1    Weekly Net Payments prior to the Third Restatement Adjustment Date. Prior to the Third Restatement Date:
(a)    For each Production Week, Aron shall provide the Company with a net settlement statement in connection with each Production Week setting forth (i) the Weekly Supply Value (as defined below) and (ii) the Weekly Product Value (as defined below) as per the scheduled dates to be agreed on or before the Commencement Date. Provided no Default or Event of Default has occurred and is continuing, the Net Payment for any week shall be calculated as set forth in Section 10.1(e) below. Aron shall notify the Company of the Net Payment for a Production Week by the close of business on the first Business Day following such Production Week. The Net Payment for any Production Week shall be due from the Party owing such amount on the applicable Payment Date specified on Schedule G hereto; provided that in no event shall payment be due earlier than two (2) Business Days after Aron has provided notification of the Net Payment for a Production Week.
(b)    If a Default or an Event of Default has occurred and is continuing, then the Non-Defaulting Party may, at its option and without limiting any other rights or remedies it may have hereunder or otherwise, suspend the requirement under Section 10.1(a) that payments be made weekly on a net basis and in lieu thereof the Defaulting Party shall be required to pay all amounts upon demand.
(c)    As used herein, the “Weekly Supply Value” shall be calculated as follows:
(i)    Using the Tank Balance Volume Report and Alon Other Barrel Report provided by the Company, Aron will calculate the “Crude Consumption Volume” for each Crude Storage Tank as follows: Beginning Inventory plus Receipts minus Ending Inventory minus Other Barrels, each as reflected on the Tank Balance Volume Report and Alon Other Barrel Report (as shown on Schedule H). To obtain the “Daily Crude Consumption Volume” Aron will sum the Crude Consumption Volumes for the Crude Oil Group. The “Weekly Consumption Volume” shall be equal to the sum of the Daily Crude Consumption Volumes for each day in the Production Week.

(ii)    Aron will use the Contract Nominations for the respective Delivery Month to allocate the Weekly Consumption Volume among those crude grades included in the Contract Nominations. For each crude grade so nominated, Aron will determine a “Grade Percentage” which shall be equal to the nominated volume of such crude grade divided by the total volume of crude nominated.
(iii)    The “Weekly Grade Value” shall be an amount equal to (1) the Weekly Consumption Volume, multiplied by (2) the applicable Grade Percentage, multiplied by (3) the applicable Weekly Price, as set forth on Schedule B, plus $[***] per Barrel, multiplied by (4) negative one “-1”. If for such month Aron does not enter any Crude Oil Procurement Contracts, the Weekly Price will equal the sum of the closing settlement price on the New York Mercantile Exchange for the first nearby Light Crude Futures contract for the trading days in the relevant invoice period, as outlined on Schedule G.
(iv)    The “Weekly Supply Value” shall be an amount equal to sum of all applicable Weekly Grade Values for the Production Week.
(d)    As used herein, the “Weekly Product Value” shall be calculated as follows:
(i)    Using the Tank Balance Volume Report provided by the Company, Aron will calculate the “Production Volume” for each Product Storage Tank as follows: Ending Inventory plus Sales (determined on a net volume basis) minus Beginning Inventory, each as reflected on the Tank Balance Volume Report. To obtain the “Daily Production Volume” for each Product Group, Aron will sum the Production Volumes for each of the applicable Product Storage Tanks. The “Weekly Production Volume” shall be equal to the sum of the Daily Production Volumes by Product Group for each day in the Production Week.
(ii)    For each Product Group, the “Weekly Product Value” shall be an amount equal to (1) the Weekly Production Volumes, multiplied by (2) the applicable Weekly Price, as set forth on Schedule B.
(iii)    The “Total Weekly Product Value” shall be an amount equal to the sum of all applicable Weekly Product Values for all Product Groups for the Production Week.
(e)    The “Net Payment” for any Production Week shall be an amount equal to the sum of (1) the Total Weekly Product Value and (2) the Weekly Supply Value. If this is a negative amount, the absolute value will represent an amount payable to Aron and if this is a positive amount, it will represent an amount payable to the Company.

10.2    Daily Net Payments on and after the Third Restatement Adjustment Date. On and after the Third Restatement Date:
(a)    For each day, Aron shall provide the Company with a net settlement statement in connection with such day setting forth (i) the Daily Supply Value (as defined below) and (ii) the Daily Product Value (as defined below) as per the dates specified on Schedule G hereto. Provided no Default or Event of Default has occurred and is continuing, the Net Payment for any day shall be calculated as set forth in Section 10.2(d) below.
(b)    As used herein, the “Daily Supply Value” shall be calculated as follows:
(i)    Using the Tank Balance Volume Report and Alon Other Barrel Report provided by the Company, Aron will calculate the “Crude Consumption Volume” for each Crude Storage Tank as follows: Beginning Inventory plus Receipts minus Ending Inventory minus Other Barrels, each as reflected on the Tank Balance Volume Report and Alon Other Barrel Report (as shown on Schedule H). To obtain the “Daily Crude Consumption Volume” Aron will sum the Crude Consumption Volumes for the Crude Oil Group.
(ii)    Aron will use the Contract Nominations for the respective Delivery Month to allocate the Daily Crude Consumption Volume among those crude grades included in the Contract Nominations. For each crude grade so nominated, Aron will determine a “Grade Percentage” which shall be equal to the nominated volume of such crude grade divided by the total volume of crude nominated.
(iii)    The “Daily Grade Value” shall be an amount equal to (1) the Daily Crude Consumption Volume, multiplied by (2) the applicable Grade Percentage, multiplied by (3) the applicable Daily Value, as set forth on Schedule B, multiplied by (4) negative one “-1”. If for such month Aron does not enter any Crude Oil Procurement Contracts, the Daily Value will equal the sum of the closing settlement price on the New York Mercantile Exchange for the first nearby Light Crude Futures contract for the trading days in the relevant invoice period, as outlined on Schedule G.
(iv)    The “Daily Supply Value” for any day shall be an amount equal to applicable Daily Grade Values for such day.
(c)    As used herein, the “Daily Product Value” shall be calculated as follows:
(i)    Using the Tank Balance Volume Report provided by the Company, Aron will calculate the “Production Volume” for each Product Storage Tank as follows: Ending Inventory plus Sales (determined on a net volume basis) minus Beginning Inventory, each as reflected on the Tank Balance Volume Report. To obtain the “Daily Production Volume” for each Product Group, Aron will sum the Production Volumes for each of the applicable Product Storage Tanks.

(ii)    For each Product Group, the “Daily Product Value” shall be an amount equal to (1) the Daily Production Volumes, multiplied by (2) the applicable Daily Value, as set forth on Schedule B.
(iii)    The “Total Daily Product Value” for any day shall be an amount equal to the sum of all applicable Daily Product Values for all Product Groups for such day.
(d)    The “Net Payment” for any day shall be an amount equal to the sum of (1) the Total Daily Product Value and (2) the Daily Supply Value. If this is a negative amount, the absolute value will represent an amount payable to Aron and if this is a positive amount, it will represent an amount payable to the Company.
(e)    For each day, Aron shall determine the Total Daily Product Value and the Daily Supply Value, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 10.2 and Schedule G, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such estimates.
(f)    If Aron advises the Company of a Net Payment on any Business Day, then the Company shall be obligated to pay such Net Payment to Aron on the following Business Day.
(g)    For any Business Day, the Net Payment to be determined and advised by Aron shall be the Net Payment for that day, provided that if such Business Day is followed by one or more non-Business Days (whether weekends or Bank Holidays), then Aron shall reasonably determine and advise to the Company the Net Payment for that Business Day as well as the Net Payment each of such following non-Business Days in the manner contemplated by this Section 10.2 and Schedule G, and all such Net Payments shall be due on that Business Day.
10.3    Monthly True-Up Amount.
(a)    Aron will use commercially reasonable efforts to provide to the Company, within fifteen (15) Business Days after the end of any calendar month, a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment (the “Monthly True-up Amount”). The Monthly True-up Amount for any month shall be equal to:
(i)    the Monthly Crude Oil True-up Amount (as defined on Schedule C hereto); plus
(ii)    the Aggregate Monthly Product True-up Amount (as defined on Schedule C hereto), minus
(iii)    the Ancillary Costs for such month, plus

(iv)    the Monthly Excluded Transaction Fee, plus
(v)    the Monthly Product Sale Adjustment, minus
(vi)    the Monthly Cover Costs, plus
(vii)    the Monthly Working Capital Adjustment, plus
(viii)    any other amount then due from Aron to the Company under this Agreement or any other Transaction Document (including, without limitation, any Additional Monthly Fee or Supplemental Monthly Fee due to the Company inclusive of the KSR Monthly Deferral Amount calculated in accordance with Schedule HH, if applicable), minus
(ix)    any other amount then due from the Company to Aron under this Agreement or any other Transaction Document (including without limitation any Additional Monthly Fee or Supplemental Monthly Fee due to Aron), plus
(x)    The Price Adjustment Settlement Amount calculated in accordance with Schedule GG, if applicable, which, if positive, shall be due from Aron to the Company and, if negative, shall be due from the Company to Aron.
If the Monthly True-up Amount is a positive number, such amount shall be due from Aron to the Company, and if the Monthly True-up Amount is a negative number, then the absolute value thereof shall be due from the Company to Aron. The Company shall pay any Monthly True-up Amount due to Aron within two (2) Business Days after the Company’s receipt of the monthly invoice and all related documentation supporting the invoiced amount. Aron shall pay any Monthly True-up Amount due to the Company within two (2) Business Days after making its definitive determination of such amount.
(b)    For purposes of determining the amounts due under clauses (i) and (ii) of Section 10.3(a), the definitions and formulas set forth on Schedule C hereto shall apply and for purposes of determining the amount due under clause (vii) of Section 10.3(a), the definitions and formula set forth on Schedule L hereto shall apply.
(c)    For the purposes of determining the Monthly True-Up Amount for May 2020 and June 2020, and notwithstanding anything to the contrary on Schedule C, the Parties agree that additional sums shall be owing from one Party to the other to reflect the net amounts that would have been due between the Parties had the Second Restated Agreement expired on the Expiration Date thereof (including the purchase by the Company of Crude Oil and Products pursuant to the Step-Out Inventory Sales Agreement contemplated thereby) and this Agreement had been entered into and became effective on the Third Restatement Adjustment Date (with the purchase by Aron on the Third Restatement Adjustment Date of Crude Oil and Products pursuant to a document comparable to the Inventory Sales Agreement). The amounts determined and payable under this Section10.3(c) shall be included as part of the Monthly True-Up Amounts for May 2020 and June 2020, which shall be payable in June 2020 and July 2020, respectively.
(d)    Prior to the Third Restatement Adjustment Date, if Aron determines that there has been a significant level of sales or of exchange volumes such that calculations of the Base Price and Procurement Price (as defined on Schedule B) produce a skewed price, Aron shall notify the Company thereof. If Aron and the Company are unable to agree on a Base Price by the last business day of an applicable calendar month, the Base Price and Procurement Price for such month will be equal to the Alternate Price (as defined below).
(i)    The “Alternate Price” for each calendar month equals:            [***]
Where:

a: The arithmetic average of the closing settlement price(s) on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Futures Contract, as determined on each Trading Day during the Delivery Month
b: The arithmetic average of the daily quotations as published by “Argus Americas Crude”, in the section “Gulf coast and midcontinent domestic” for “HLS” under the column “Weighted average” for the prompt month, for the pricing dates from and including the 26th of the month, two (2) months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.

LESS

The arithmetic average of the daily quotation as published by “Argus Americas Crude”, in the section “Americas, US Gulf coast and midcontinent pipeline” in the subsection “WTI Formula Basis”, for the prompt month, for the pricing dates from and including the 26th of the month, two (2) months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.
c: The arithmetic average of the daily quotations as published by “Argus Americas Crude”, in the section “Gulf coast and midcontinent domestic” for “LLS” under the column “Weighted average” for the prompt month, for the pricing dates from and including the 26th of the month, two (2) months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.

LESS

The arithmetic average of the daily quotation as published by “Argus Americas Crude”, in the section “Americas, US Gulf coast and midcontinent pipeline” in the subsection “WTI Formula Basis”, for the prompt month, for the pricing dates from and including the 26th of the month, two (2) months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.
d: The arithmetic average of the daily quotations as published by "Argus Americas Crude", in the section “WTI Markers” for “Diff CMA Nym” under the column “Wtd Avg” for the prompt month, for the pricing dates from and including the 26th of the month, two (2) months prior to the Delivery Month, to and including the 25th of the month, one (1) month prior to the Delivery Month. Saturdays, Sundays and holidays are excluded.
(e)    On and after the Third Restatement Adjustment Date, for purposes of determining the Daily Value, the Short Crude FIFO Value and the Long Crude FIFO Value Price, in each case, for the Crude Product Group for Volume in Excess of Baseline Volume, the definitions and formulas for the “Crude Index Calculation” set forth on Schedule B-2 shall apply.
10.4    Invoices.
(a)    Invoices shall be prepared and submitted in accordance with Schedule G hereto.
(b)    If the Company in good faith disputes the amount of any invoice issued by Aron relating to any amount payable hereunder (including Net Payments, Monthly True-up Amounts or Ancillary Costs), it nonetheless shall pay Aron the full amount of such invoice by the due date and inform Aron in writing of the portion of the invoice with which it disagrees and why; provided that to the extent that the Company promptly informs Aron of a calculation error that is obvious on its face, the Company shall pay Aron the undisputed amounts and may retain such disputed amount pending resolution of such dispute. The Parties shall cooperate in resolving the dispute expeditiously. If the Parties agree that the Company does not owe some or all of the disputed amount or as may be determined by a court pursuant to Article 23, Aron shall return such amount to the Company, together with interest at the Fed Funds Rate from the date such amount was paid, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any such disputed amount, Aron will issue a corrected invoice and any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days. To the extent that the Existing Procurement Contract permits disputed amounts to be retained pending resolution of disputes, the Parties agree to permit disputed amounts to be retained hereunder on the same terms, notwithstanding anything hereunder to the contrary.
10.5    Other Feedstocks. If Aron procures any catfeed or other non-Crude Oil feedstocks for the Company to run at the Refinery, the Parties shall agree in connection with such procurement upon the terms for incorporating the purchase of such feedstocks into the daily, weekly and monthly settlements contemplated by Sections 10.1, 10.2 and 10.3 above.
10.6    Interest.
(a)    If any amount payable by the Company, the Guarantor, or any S&O Party under this Agreement or any other Transaction Document is not paid when due, whether at its scheduled payment date, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Interest Rate (calculated on the basis of actual days elapsed over a 360 day year).
(b)    For so long as any Event of Default with respect to the Company has occurred and is continuing, interest shall accrue on a daily basis for such period (“Exposure Default Interest”) at the Default Interest Rate on Aron’s daily aggregate exposure to the S&O Parties under this Agreement and the other Transaction Documents, as determined by Aron in a commercially reasonable manner provided that such Exposure Default Interest shall be determined without duplication of any other interest accruing hereunder, including interest accruing at the Default Interest Rate under Section 10.6(a) above.
(c)    Any Default Interest Rate interest accruing under Section 10.6(a) or Exposure Default Interest accruing under Section 10.6(b) shall be due to Aron on demand or, absent such demand, monthly and shall continue to accrue after occurrence of any Event of Default under Section 18.1(d) hereof, whether or not allowed or allowable in any insolvency or bankruptcy proceeding.
10.7    Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against the other Party, whether pursuant to the terms of this Agreement or otherwise.
10.8    Annual and Other Fees. As additional consideration for the arrangements contemplated hereby, the Company agrees to pay to Aron, as and when due, all fees provided for in the Fee Letter; provided that with respect to the Annual Fee referred to therein, such Annual Fee for each twelve (12) month period during the Term is to be paid in arrears, in equal quarterly installments, on June 1, September 1, December 1 and March 1 of each year, and the Termination Date. The Annual Fee shall be prorated for any periods of less than a full three (3) months.

ARTICLE 11
INDEPENDENT INSPECTORS; STANDARDS OF MEASUREMENT
11.1    Aron shall be entitled to have Supplier’s Inspector present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures.
11.2    In addition to its rights under Section 11.1, Aron may, from time to time during the Term of this Agreement, upon reasonable prior notice to the Company, at Aron’s own cost and expense, have Supplier’s Inspector conduct surveys and inspections of any of the Storage Facilities or observe any Crude Oil or Product transmission, handling, metering or other activities being conducted at such Storage Facilities or the Delivery Points; provided that such surveys, inspections and observations shall not materially interfere with the ordinary course of business being conducted at such Storage Facilities or the Refinery.
11.3    In the event that recalibration of meters, gauges or other measurement equipment is requested by Aron such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by the Company and Aron.
11.4    Standards of Measurement. All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Feedstocks and Table 6B of ASTM-IP for Products).
ARTICLE 12
FINANCIAL INFORMATION; CREDIT SUPPORT;
AND ADEQUATE ASSURANCES
12.1    Provision of Financial Information. The Company shall provide to Aron (i) within ninety (90) days following the end of each of its fiscal years, a copy of the annual report, containing audited consolidated financial statements of Delek US Holdings, Inc. and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) within forty-five (45) days after the end of its first three (3) fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements of Delek US Holdings, Inc. and its consolidated subsidiaries for such fiscal quarter; provided that so long as Delek US Holdings, Inc. is required to make public filings of its quarterly and annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company will not be required to provide such annual or quarterly financial reports of Delek US Holdings, Inc. to Aron.

12.2    Additional Information. Upon reasonable notice, the Company shall provide to Aron such additional information as Aron may reasonably request to enable it to ascertain the current financial condition of the Company, including product reports in the form of Schedule S hereto.
12.3    Notification of Certain Events. The Company shall notify Aron within one (1) Business Day after learning of any of the following events:
(a)    The Company’s or any of its Affiliates’ binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets;
(b)    The Company’s or any of its Affiliates’ binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (including an Affiliate);
(c)    An early termination of or any notice of “event of default” under any Base Agreement;
(d)    An early termination of or any notice of “event of default” under either the Guarantee or the S&O Party Guarantee;
(e)    A material amendment to any Existing Financing Agreement or any other Financing Agreement; or
(f)    The execution of any agreement or other instrument or the announcement of any transaction or proposed transaction by the Guarantor or any of its Affiliates relating to a change of control of the Guarantor;
provided that, with respect to clauses (a), (b), (e) and (f), no such notice shall be required if such event have been reported by the Guarantor on a Form 8‑K that has been filed by the Guarantor with the SEC in a timely manner.
12.4    Credit Support.
(a)    As further security for the prompt and complete payment of all amounts due or that may become due hereunder, the Company shall grant the Lien contemplated by, comply with the terms of and maintain in full force and effect the Lien Documents and assist Aron in maintaining any UCC financing statements or other filings necessary to preserve Aron’s liens pursuant to the Lien Documents.
(b)    As a condition to Aron’s entering into this Agreement, the Company has agreed to provide the Guarantee to Aron, as credit support for the prompt and complete performance and payment of all of the Company’s obligations hereunder, and all costs and expenses (including but not limited to the reasonable costs, expenses, and external attorneys’ fees of Aron) of amending and maintaining the Guarantee shall be borne by the Company.

(c)    Letters of Credit.
(i)    The Company may, from time to time, provide to Aron one or more Letters of Credit as additional credit support and margin for or to secure prompt and complete payment and performance of all of the Company’s obligations hereunder and under the other Transaction Documents; provided that (A) all costs and expenses (including but not limited to the reasonable costs, expenses, and external attorneys’ fees of Aron) of establishing, renewing, substituting, canceling, increasing, and reducing the amount of (as the case may be) the Letters of Credit shall be borne by the Company, (B) no LC Default shall have occurred and be continuing with respect to any such Letter of Credit and (C) as a condition to accepting any such Letter of Credit, the Parties shall agree to such additional terms and conditions with respect thereto as Aron may require, including without limitation the Company’s agreement to cause such Letter of Credit to have a minimum available amount and to remain outstanding for a specified period. Upon the occurrence of an LC Default with respect to any Letter of Credit provided to Aron hereunder, the Company agrees to deliver a substitute Letter of Credit to Aron having an available amount at least equal to that of the Letter of Credit to be replaced on or before the first (1st) Business Day after written demand by Aron (or the third (3rd) Business Day if only clause (a) under the definition of LC Default applies). Any Letter of Credit provided to Aron under this Section 12.4(c) shall be in addition to, and not in replacement of, the Supplemental LC provided pursuant to the Fee Letter, it being acknowledged that the Supplemental LC shall be subject to the further terms and conditions specified in the Fee Letter.
(ii)    A Letter of Credit shall provide that Aron may draw upon the Letter of Credit in an amount (up to the face amount for which the Letter of Credit has been issued) that is equal to all amounts that are due and owing from the Company but have not been paid to Aron within the time allowed for such payments under this Agreement or any other Transaction Document (including any related notice or grace period or both). A Letter of Credit shall provide that a drawing shall be made on the Letter of Credit upon submission to the bank issuing the Letter of Credit of one or more certificates specifying the amounts due and owing to Aron in accordance with the specific requirements of the Letter of Credit.
(iii)    If the Company shall fail to renew, extend or replace a Letter of Credit more than twenty (20) Business Days prior to its expiry date, then Aron may draw on the entire, undrawn portion of such outstanding Letter of Credit upon submission to the bank issuing such Letter of Credit of one or more certificates specifying the amounts due and owing to Aron in accordance with the specific requirements of the Letter of Credit. Any proceeds received as a result of such drawing may, in Aron’s discretion, be applied in payment of any amount due to Aron hereunder or under the other Transaction Documents (including any amount being due under Section 10.1 above) or retained as additional cash collateral and margin to secure the prompt and complete the payment and performance of all of the Company’s obligations hereunder and under the other Transaction Documents; provided that any such cash collateral and margin shall be subject to the terms and conditions of Section 12.4(c)(v) below. The Company shall remain liable for any amounts due and owing to Aron and remaining unpaid after the application of the amounts so drawn by Aron.
(iv)    Provided no Default (of which Aron has provided notice to the Company) or Event of Default by the Company has occurred and is continuing, upon the Company’s request, Aron shall cooperate with the Company in a commercially reasonable manner to implement a reduction of the available amount under any outstanding Letters of Credit that have been provided to Aron hereunder by the Company; provided that if any minimum available amount requirement is applicable hereunder with respect to such Letters of Credit, no such reduction shall be made that results in the aggregate available amount thereunder being less than such minimum available amount requirement.
(v)    To the extent that Aron makes a drawing under any Letter of Credit and retains any portion of such drawn amount as cash collateral and margin to secure the prompt and complete the payment and performance of all of the Company’s obligations hereunder and under the other Transaction Documents, the Company further agrees that Aron shall have, and hereby grants to Aron, a present and continuing security interest in and to, and a general first lien upon and right of set off against, such cash amount and all interest and other proceeds from time to time received, receivable or otherwise distributed in respect thereof, or in exchange therefor. Notwithstanding any provisions of Applicable Law, Aron shall have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise use in its business all or any portion of such retained cash amount, free from any claim or right of any nature whatsoever of the Company, including any equity or right of redemption by the Company. Nothing in this Section 12.4(c) shall limit any rights of Aron under any other provision of this Agreement or any other Transaction Documents, including without limitation, under Article 18 below.
12.5    Adequate Assurances. If, during the Term of this Agreement, a Material Adverse Change has occurred with respect to the Company and is continuing, then Aron may notify the Company thereof and demand in writing that the Company provide to Aron adequate assurance of the Company’s ability to perform its obligations hereunder. Such adequate assurance (the “Adequate Assurance”) may take the form of a prepayment from the Company to Aron in such amount as Aron reasonably deems sufficient, a provision of additional credit support in the form of letters of credit, third party guaranties and/or collateral security in such forms and amount and provided by such parties as Aron reasonably deems sufficient or such other form of assurance as Aron reasonably deems sufficient, in each case taking into account such Material Adverse Change. If such adequate assurance is not received within 10 Business Days after such demand by Aron, then such failure shall constitute an Event of Default by the Company under clause (k) of Section 18.1.

ARTICLE 13
REFINERY TURNAROUND, MAINTENANCE AND CLOSURE
13.1    The Company shall promptly notify Aron in writing of the date for which any inspection, maintenance. restart or turnaround at the Refinery has been scheduled, or any revision to previously scheduled inspection, maintenance, restart or turnaround, which may affect receipts of Crude Oil at the Refinery or the Storage Facilities, the processing of Crude Oil in the Refinery or the delivery of Products to Aron or by Aron to any third parties; provided that, in any event, such notice shall have been given at least twenty (20) Business Days prior to the commencement of such inspection, maintenance, restart or turnaround. The Parties shall cooperate with each other in establishing inspection, maintenance and turnaround schedules that do not unnecessarily interfere with the receipt of Crude Oil that Aron has committed to purchase or the delivery of Products that Aron has committed to sell.
13.2    The Company shall immediately notify Aron orally (followed by prompt written notice) of any previously unscheduled downtime, inspection, maintenance or turnaround and its expected duration.
13.3    In the event of a scheduled shutdown of the Refinery, the Company shall, to the extent feasible, complete processing of all Crude Oil being charged to, processed at or consumed in the Refinery at that time.
13.4    (a) Subject to Section 13.4(b) below, if at any time Aron determines that all or any portion of the facilities constituting an Included Location (in each case, “Identified Facilities”) fail to satisfy Aron’s then applicable policies and procedures relating to the prudent maintenance and operation of storage tanks and pipeline facilities (“Aron’s Policies and Procedures”), and without limiting any other rights and remedies available to Aron hereunder or under any other Transaction Document, Aron may provide the Company notice of such failure so long as such failure is continuing and, if Aron provides such notice, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are subject to the Storage Facility Agreement, upon such date as Aron shall specify, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof; and (ii) in the case of any Identified Facilities that are subject to a Required Storage and Transportation Arrangement, the Parties shall endeavor as promptly as reasonably practicable to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Aron deems necessary or appropriate to terminate Aron’s status as the party entitled to use and/or hold Crude Oil or Products at such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Crude Oil or Products held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof.

(a)    Aron’s rights under Section 13.4(a) above are subject to the following additional terms and conditions:
(i)    Aron shall apply Aron’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Aron in a similar manner;
(ii)    If the failure of any Identified Facilities to satisfy Aron’s Policies and Procedures is a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then (1) Aron shall not require the removal of such Identified Facilities as Included Locations until the 120th day after giving the Company notice of such failure, (2) during such 120 day period, Aron shall consult with the Company in good faith to determine whether based on further information provided by the Company such Identified Facilities comply with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would comply with Aron’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Aron’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such 120 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to the Company;
(iii)    If within the 120 day period referred to in clause (ii)(2) above, the Company has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Aron’s Policies and Procedures, but such implementation cannot through commercially reasonable efforts be completed within such 120 day period, then so long as the Company continues to diligently and in a commercially reasonable manner pursue the implementation of such additional actions and procedures, Aron will extend such 120 day period up for up to an additional 60 days to allow for such implementation to be completed and if such implementation is completed within such additional 60 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to the Company; and
(iv)    If any Identified Facilities cease to be Included Locations pursuant to Section 13.4(a) above and thereafter Aron determines, in its reasonable good faith judgment, that such Identified Facilities have become compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with the Company to reestablish such Identified Facilities as Included Locations hereunder.

ARTICLE 14
TAXES
14.1    The Company shall pay and indemnify and hold Aron harmless against, the amount of all sales, use, gross receipts, value added, severance, ad valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, howsoever designated (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Aron directly or indirectly with respect to the Crude Oil procured and sold, and the Products purchased and resold, and other transactions contemplated hereunder to the greatest extent permitted by Applicable Law; in the event that the Company is not permitted to pay such Taxes, the amount due hereunder shall be adjusted such that the Company shall bear the economic burden of the Taxes. The Company shall pay when due such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be contemporaneously provided to Aron. To the extent Aron is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be added to invoices as separately stated charges and paid in full by the Company in accordance with this Agreement, unless the Company is exempt from such Taxes and furnishes Aron with a certificate of exemption; provided, however, that (i) the failure of Aron to separately state or collect Taxes from the Company shall not alter the liability of the Company for Taxes and (ii) Aron shall only be liable for Taxes if and to the extent that Taxes have been separately stated and collected from the Company. Aron shall be responsible for all taxes imposed on Aron’s net income.
14.2    If the Company disagrees with Aron’s determination that any Tax is due with respect to transactions under this Agreement, the Company shall have the right to seek a binding administrative determination from the applicable taxing authority, or, alternatively, the Company shall have the right to contest any asserted claim for such Taxes in its own name, subject to its agreeing to indemnify Aron for the entire amount of such contested Tax (including any associated interest and/or late penalties) should such Tax be deemed applicable. Aron agrees to reasonably cooperate with the Company, at the Company’s cost and expense, in the event the Company determines to contest any such Taxes. Notwithstanding anything to the contrary in Section 14.1, the Company shall not be obligated to indemnify Aron with respect to any penalties or interest resulting from (and only to the extent of and attributable to) Aron’s negligence in preparing and filing any property tax returns that are to be prepared and filed by Aron with respect hereto; provided any information that the Company has provided to Aron for purposes of such returns is accurate and complete, and made available by the Company to Aron in a timely manner. If the Company apprises Aron in a timely manner of any verifiable discounts available for early filing of any such property tax returns that Aron is to file, Aron shall use its commercially reasonable efforts to avail itself of such discounts and if any such discount is obtained, the amount to be indemnified by the Company under Section 14.1 shall be the discounted amount.
14.3    The Company and Aron shall promptly inform each other in writing of any assertion by a taxing authority of additional liability for Taxes in respect of said transactions. Any legal proceedings or any other action against Aron with respect to such asserted liability shall be under Aron’s direction but the Company shall be consulted. Any legal proceedings or any other action against the Company with respect to such asserted liability shall be under the Company’s direction but Aron shall be consulted. In any event, the Company and Aron shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.
14.4    Any other provision of this Agreement to the contrary notwithstanding, this Article 14 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax.
ARTICLE 15
INSURANCE
15.1    Insurance Coverages. The Company shall procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance or reinsurance companies rated not less than A- by A.M. Best, or an equivalent rating agency of comparable financial strength:
(a)    Property damage coverage on an “all risk” basis in an amount sufficient to cover the market value or potential full replacement cost of all Crude Oil to be delivered to the Company at the Crude Delivery Point and all Products to be delivered to Aron at the Products Delivery Point. In the event that the market value or potential full replacement cost of all Crude Oil and Products exceeds the insurance limits available or the insurance limits available at commercially reasonable rates in the insurance marketplace, the Company will maintain the highest insurance limit available at commercially reasonable rates; provided, however, that the Company will promptly notify Aron of the Company’s inability to fully insure any Crude Oil and Products and provide full details of such inability. Such policies shall name Aron as a loss payee with respect to any of Aron’s Crude Oil or Product in the care, custody or control of the Company. Notwithstanding anything to the contrary herein, Aron, may, at its option and expense, endeavor to procure and provide such property damage coverage for the Crude Oil and Products; provided that to the extent any such insurance is duplicative with insurance procured by the Company, the insurance procured by the Company shall in all cases represent, and be written to be, the primary coverage.
(b)    Commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, and products and completed operations liability coverage in a minimum amount of $[***] per occurrence and $[***] in the aggregate, which coverage may be self-insured by the Company.
(c)    (i) Workers compensation in the amount required by Applicable Law, and (i) employer’s liability with a minimum amount of $[***] per accident, $[***] per disease, and $[***] aggregate.
(d)    Commercial automobile liability insurance in a minimum amount of $[***] per accident.

(e)    Umbrella/excess liability coverage providing coverage on a follow-form or equivalent basis with respect to the coverage required under Sections 15.1(b), 15.1(c)(ii) and 15.1(d) in a minimum amount of $[***] per occurrence and in the aggregate.
(f)    [Reserved]
(g)    Wharfinger’s / charterer’s liability insurance (if applicable) in a minimum amount of $[***] per occurrence and in the aggregate.
(h)    Non-owned aviation liability insurance (if applicable) in a minimum amount of $[***] per occurrence and in the aggregate.
(i)    Sudden and Accidental pollution liability of $[***] provided as part of the Commercial General Liability and Umbrella/Excess Liability program or as part of a standalone placement providing equivalent coverage.
15.2    Additional Insurance Requirements.
(a)    The foregoing policies shall include or provide that the underwriters waive all rights of subrogation against Aron and the insurance is primary without contribution from Aron’s insurance. The foregoing policies with the exception of those listed in Sections 15.1(a), 15.1(c) and 15.1(g) shall include Aron, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured.
(b)    The Company shall cause its insurance carriers to furnish Aron with insurance certificates, in Acord form or equivalent, evidencing the existence of the coverages and the endorsements required above. The Company shall provide thirty (30) days’ written notice prior to cancellation or material modification of insurance becoming effective. The Company also shall provide renewal certificates prior to expiration of the policy.
(c)    The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
(d)    The Company shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
(e)    The Company shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 15.1.
15.3    The Company shall have the right to satisfy its insurance obligations outlined in Sections 15.1 and 15.2 by means of a captive insurance program provided that (a) such captive insurance program is permitted under and in compliance with applicable law, (b) such insurance policy or policies issued by the captive insurer contains a “cut-though” endorsement providing that in the event of the captive insurer’s insolvency any reinsurer of the captive insurer will pay any loss covered by a reinsurance contract directly to the Company, and (c) such captive insurance program is able to pay claims in accordance with the laws of the State of New York.

ARTICLE 16
FORCE MAJEURE
16.1    If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to the other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is hindered by such event of Force Majeure; provided, however, that the Affected Party shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, the Company were to suspend its receipt and/or processing of Crude Oil, then Aron would be entitled to suspend, to a comparable extent, its purchasing of Products.
16.2    The Affected Party shall give prompt oral notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Crude Oil or Products affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.
16.3    In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of thirty (30) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure (the “Affected Obligations”) by giving notice of such termination or curtailment to the Affected Party, and neither Party shall have any further liability to the other in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by either Party under this Agreement and the obligations set forth in Article 19.
16.4    If any Affected Obligation is not terminated pursuant to this Article 16 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the Term of this Agreement shall not be extended.
16.5    The Parties acknowledge and agree that the right of Aron to declare a Force Majeure based upon any failure by a Third Party Supplier to deliver Crude Oil under a Procurement Contract is solely for purposes of determining the respective rights and obligations as between Aron and the Company with respect to any Crude Oil delivery affected thereby, and any such declaration shall not excuse the default of such Third Party Supplier under one or more Procurement Contracts. Any claims that Aron may have as a result of such Third Party Supplier’s failure shall be subject to Section 5.9 hereof and any other applicable provisions of this Agreement relating to claims against third parties.
16.6    If at any time during the Term any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the applicable Included Locations cease, in whole or in part, to be available to Aron pursuant to the Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of such Included Location becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements, then:
(a)    The Company shall promptly use commercially reasonable efforts to establish for Aron’s benefit alternative and/or replacement storage and transportation arrangements no less favorable to Aron (in Aron’s reasonable judgment) than those that have ceased to be available;
(b)    Until such alternative and/or replacement arrangements complying with clause (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under this Agreement shall be curtailed to the extent such performance is hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and
(c)    Without limiting the generality of the foregoing, in no event shall Aron have any obligation under or in connection with this Agreement to store Crude Oil or Product in any pipeline or store Crude Oil or Product in any storage facility at any time from and after the owner or operator thereof becoming Bankrupt. If any such storage facility is an Included Location then Aron may, in its discretion, elect upon written notice to the Company that such storage facility shall cease to be an Included Location as of a date specified in such written notice in which case any Crude Oil or Product held by Aron therein shall be purchased by the Company in accordance with the applicable provisions of Sections 10.1, 10.2 and 10.3 hereof.
ARTICLE 17
REPRESENTATIONS, WARRANTIES AND COVENANTS
17.1    Mutual Representations. Each Party represents and warrants to the other Party as of the Third Restatement Effective Date and each sale of Crude Oil hereunder, that:
(a)    It is an “Eligible Contract Participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended.
(b)    It is (i) a “forward contract merchant” in respect of this Agreement and this Agreement and each sale of Crude Oil or Products hereunder constitutes a “forward contract,” as such term is used in section 556 of the Bankruptcy Code, (ii) a “swap participant” in respect of this Agreement and this Agreement and each sale of Crude Oil or

Products hereunder constitutes a commodity forward agreement as such term is used in the definition of “swap agreement,” as each such term is defined in the Bankruptcy Code and used in section 560 of the Bankruptcy Code and (iii) a “master netting agreement participant” and this Agreement constitutes a “master netting agreement,” as each such term is defined in the Bankruptcy Code and used in section 561 of the Bankruptcy Code.
(c)    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
(d)    It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.
(e)    The execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.
(f)    All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
(g)    Its obligations under the Transaction Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
(h)    No Event of Default or Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.
(i)    There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under the Transaction Documents.
(j)    It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.

(k)    It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.
(l)    It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.
(m)    The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
(n)    It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.
(o)    Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil or Products hereunder who is entitled to any compensation with respect thereto.
(p)    None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

17.2    Company’s Representations and Covenants.
(a)    The Company has delivered true and complete copies of the Base Agreements and Required Storage and Transportation Arrangements and all amendments thereto to Aron.
(b)    The Company shall in all material respects continue to perform its obligations under and comply with the terms of the Base Agreements and Required Storage and Transportation Arrangements.
(c)    The Company shall maintain and pursue diligently all its material rights under the Base Agreements and Required Storage and Transportation Arrangements and take all reasonable steps to enforce its rights and any rights granted to the Company thereunder.
(d)    The Company shall not modify, amend or waive rights arising under any of the Base Agreements or the Required Storage and Transportation Arrangements without the prior written consent of Aron; provided, however, that if the Company provides Aron with notice, the Company may make such modifications or amendments, including extensions or elections under any of the foregoing, that do not adversely affect Aron’s rights thereunder, degrade, reduce or limit the standards applicable to the operator thereunder or otherwise interfere with Aron’s rights to use the Pipeline System and Included Locations subject thereto without the prior written consent of Aron.
(e)    The Company shall not cause or permit any of the Crude Oil or Products held at the Included Locations to become subject to any Liens.
(f)    The Company represents and warrants that the Storage Facilities have been maintained, repaired, inspected and serviced in accordance with good and prudent industry standards and Applicable Law and are in good working order and repair in all respects.
(g)    In the event the Company becomes Bankrupt, and to the extent permitted by Applicable Law, the Company intends that (i) Aron’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including section 362(a), 547, 548 or 553 thereof; (ii) Aron shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362((b)(27), 546(e), 546 (g), 546 (j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code.
(h)    The Company agrees that it shall have no interest in or the right to dispose of, and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature (collectively, “Liens”) with respect to, any quantities of Crude Oil prior to the delivery thereof by Aron to the Company at the Crude Delivery Point or any quantities of Products after delivery thereof to Aron at the Products Delivery Point (collectively, “Aron’s Property”). The Company authorizes Aron to file at any time and from time to time any UCC financing statements describing the quantities of Aron’s Property subject to this Agreement and Aron’s ownership thereof and title thereto, and the Company shall execute and deliver to Aron, and the Company hereby authorizes Aron to file (with or without the Company’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, and other documents and instruments, in form reasonably satisfactory to Aron, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of Aron’s Property subject to this Agreement and to otherwise protect Aron’s interest therein.
(i)    As provided in the Pledge and Security Agreement, the Company has granted to Aron additional security for the prompt and complete payment and performance of all obligations which remains in full force and effect.
(j)    With respect to all Required Storage and Transportation Arrangements in which the party providing the storage or transportation services is an Affiliate of the

Company, the Company shall cause such Affiliate to perform its obligations under such Required Storage and Transportation Arrangement.
(k)    [Reserved]
(l)    The Company has delivered true and complete copies of the Existing Financing Agreements and all material amendments thereto to Aron.
(m)    The Company shall not modify or amend (including any extensions of or elections under), or waive any rights arising under, any Existing Financing Agreement without the prior written consent of Aron, if doing so would (i) adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents or (ii) cause such Existing Financing Agreement to no longer satisfy the conditions set forth in Section 2.1(k) and Section 2.1(m) above, including, without limitation, the recognition that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted Liens.
(n)    The Company represents and warrants that to its knowledge, none of its Affiliates are party to any credit agreement, indenture or other financing agreement under which the Company or any of its subsidiaries may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) which covenants that limit or otherwise apply to any of the business, assets or operations of the Company, other than the Existing Financing Agreements.
(o)    The Company shall not enter into any Financing Agreement (an “Additional Financing Agreement”) unless such Additional Financing Agreement, at the time it is entered into, (i) contains provisions that recognize the respective rights and obligations of the Parties under this Agreement and the other Transaction Documents, (ii) does not adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents and (iii) satisfies the conditions in Section 2.1(k) and Section 2.1(m) to the same extent as if such Additional Financing Agreement were an Existing Financing Agreement, including, without limitation, the recognition that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted Liens. The Company shall not modify or amend (including any extensions of or elections under), or waive any rights arising under, any Additional Financing Agreement without the prior written consent of Aron, if doing so would (i) adversely affect in any respect any of Aron’s rights or remedies under this Agreement or the other Transaction Documents or (ii) cause such Additional Financing Agreement to no longer satisfy the conditions set forth in Section 2.1(k) and Section 2.1(m) above to the same extent as if such Additional Financing Agreement were an Existing Financing Agreement, including, without limitation, the recognition that Aron is the owner of Crude Oil and Products to the extent contemplated hereby and by the other Transaction Documents, free and clear of any liens of any lender or other creditor that is party to such Financing Agreement, other than Permitted Liens.

(p)    To the extent deemed necessary or appropriate by Aron, the Company shall cause acknowledgements and/or releases (including without limitation, amendments or termination of UCC financing statements), in form and substance satisfactory to Aron, to be duly executed by lenders or other creditors that are party to Existing Financing Agreements, confirming the release of any lien in favor of such lender or other creditor that might apply to or be deemed to apply to any Crude Oil and/or Products of which Aron is the owner as contemplated by this Agreement and the other Transaction Documents and agreeing to provide Aron with such further documentation as it may reasonably request in order to confirm the foregoing.
(q)    With respect to the Company Acknowledgment Agreement, the Company covenants that it shall promptly cause the Acknowledgement Agreement to be further amended or amended and restated, to the extent deemed necessary or appropriate by Aron, to acknowledge any locations hereafter added as Included Locations hereunder (together with Crude Oil and Products held therein by Aron).
17.3    Acknowledgment. The Company acknowledges and agrees that (1) Aron is a merchant of Crude Oil and Products and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Aron’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Company, (2) Aron may, in its sole discretion, determine whether to advise the Company of any potential transaction with a Third Party Supplier and prior to advising the Company of any such potential transaction Aron may, in its discretion, determine not to pursue such transaction or to pursue such transaction in connection with another aspect of Aron’s business and Aron shall have no liability of any nature to the Company as a result of any such determination, (3) Aron has no fiduciary or trust obligations of any nature with respect to the Refinery or the Company or any of its Affiliates, (4) Aron may enter into transactions and purchase Crude Oil or Products for its own account or the account of others at values more favorable than those being paid by the Company hereunder and (5) nothing herein shall be construed to prevent Aron, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil, Products or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.
ARTICLE 18
DEFAULT AND TERMINATION
18.1    Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:
(a)    Either Party fails to make payment when due (i) under Section 10.1 or 10.2 hereof, Article 19 hereof or any Company Purchase Agreement within one (1) Business Day after a written demand therefor or (ii) under any other provision hereof or any other Transaction Document within five (5) Business Days; or

(b)    Other than a default described in Sections 18.1(a) and 18.1(c), either Party fails to perform any material obligation or covenant to the other under this Agreement or any other Transaction Document, which is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within ten (10) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or
(c)    Either Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under the Transaction Documents; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or
(d)    Either Party becomes Bankrupt; or
(e)    Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three (3) Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or
(f)    The Company fails to satisfy its obligations with respect to Other Inventory Sales; or
(g)    (i)  The Company fails in a material respect to perform its obligations under, comply with, or maintain a Base Agreement or the Required Storage and Transportation Arrangements; or (ii) the Company breaches in a material respect its obligations under Section 17.2(f);
(h)    The Company or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery; or
(i)    The Company or any of its Affiliates (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) (A) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of the Company or any of its Affiliates does not assume, in a manner satisfactory to Aron, all of the Company’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee entity, taking into account any guaranties, is materially weaker than the Company immediately prior to the consolidation, amalgamation, merger or transfer; or
(j)    The Company fails to provide Adequate Assurance in accordance with Section 12.5;
(k)    There shall occur either (A) a default, event of default or other similar condition or event (however described) in respect of the Company or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than fifty million dollars ($50,000,000) which has resulted in such Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (B) a default by the Company or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than fifty million dollars ($50,000,000) under such agreements or instruments (after giving effect to any applicable notice requirement or grace period); or
(l)    Any of the parties under any of the Existing Financing Agreements or any other Financing Agreements shall disaffirm, disclaim, repudiate or reject, in whole or in part, or challenge the validity of this Agreement; or
(m)    An “Event of Default” (howsoever defined) has occurred under any of the Existing Financing Agreements or any other Financing Agreements to which the Company is a party or for which the Company has provided a guaranty or under any guaranty of such Financing Agreements provided by the Guarantor; or
(n)    Any of the following: (i) the Guarantor or any S&O Party fails to perform or otherwise defaults in any obligation under the Guarantee or the S&O Party Guarantee, as applicable, (ii) the Guarantor or any S&O Party becomes Bankrupt, (iii) either of the Guarantee or the S&O Party Guarantee expires or terminates or ceases to be in full force and effect prior to the satisfaction of all obligations of the Company or any other Affiliate of the Company to Aron under this Agreement and the other Transaction Documents, (iv) the Guarantor or any S&O Party disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the Guarantee or the S&O Party Guarantee, as applicable, or (v) a Change of Control occurs.
The Company shall be the Defaulting Party upon the occurrence of any of the events described in clauses (f) through (n) (inclusive) above.
18.2    Remedies Upon Event of Default.
(a)    Notwithstanding any other provision of this Agreement, if any Event of Default with respect to the Company, on the one hand, or Aron, on the other hand (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Aron (where the

Company is the Defaulting Party) or the Company (where Aron is the Defaulting Party) (such non-defaulting Party or Parties, the “Non-Defaulting Party”) may, without notice, (i) declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party (except that in the case of any Event of Default under Section 18.1(d), all such obligations shall automatically and without any such declaration become forthwith due and payable) and/or (ii) subject to Section 18.2(c), exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the UCC and as provided under this Section 18.2. It is expressly agreed that all such obligations shall be due and payable as a result of any acceleration pursuant to this Section 18.2, including (without limitation) in the case of any automatic acceleration resulting from an Event of Default under Section 18.1(d) and all such obligations shall survive and continue to be due and payable following an Event of Default under Section 18.1(d).
(b)    Notwithstanding any other provision of this Agreement, if an Event of Default has occurred and is continuing with respect to the Defaulting Party, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document) and, subject to Section 18.2(c), to liquidate and terminate any or all rights and obligations under this Agreement (except that in the case of any Event of Default under Section 18.1(d), this Agreement shall automatically and without any notice be terminated); provided that, in the event Aron is the Non-Defaulting Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all Crude Oil and Products owned or maintained by Aron in connection herewith. The Settlement Amount (as defined below) shall be calculated in a commercially reasonable manner based on such liquidated and terminated rights and obligations and shall be payable by one Party to the other. The “Settlement Amount” means the amount, expressed in U.S. Dollars, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement. The determination of the Settlement Amount shall include (without duplication): (x) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party in terminating, transferring, redeploying or otherwise modifying any outstanding Procurement Contracts and (y) the losses and costs (or gains) incurred or realized (and determined in a commercially reasonable manner) by the Non-Defaulting Party with respect to Crude Oil and Product inventories maintained for purposes of this Agreement which shall be determined by the Non-Defaulting Party as follows: (1) Aron will, subject to Sections 7.3 and 7.4, project Target Month End Crude Volumes and Target Month End Product Volumes for all months occurring from the date on which the Non-Defaulting Party terminates this Agreement or commences exercising its remedies following such Event of Default (the “Remedies Exercise Date”) to the earlier of the Expiration Date set forth in Section 3.1 or, if elected by either Party, any other date as of which either Party would have been entitled to terminate this Agreement under

Section 3.2 but only if such Party notifies the other Party of such election within 3 Business Days after the Remedies Exercise Date (the earliest of such Expiration Date and any such date elected by a Party being the “Pro Forma Expiration Date”) and (2) in accordance with clause (c) below, the Non-Defaulting Party shall value, and determine the net amount that would have been owing from one Party to the other based on, all purchases and sales of Crude Oil and Products that would have resulted from such projected Target Month End Crude Volumes and Target Month End Product Volumes through the Pro Forma Expiration Date (including a final sale of all remaining inventories), which net amount shall be discounted to present value on a commercially reasonable basis and constitute the amount due under this clause (y). If the Settlement Amount is a positive number it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.
(c)    The Settlement Amount shall be determined by the Non-Defaulting Party, acting in good faith, in a commercially reasonable manner. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Non-Defaulting Party is not required to effect such terminations and/or determine the Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount over a commercially reasonable period of time. In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on London interbank rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation. Without limiting the generality of the foregoing, it is agreed that for purposes of determining the Settlement Amount: (1) any fixed fee amounts (including those provided for under Section 10.4) shall be the amount of such fee that would have accrued through the Pro Forma Expiration Date; (2) for the period following the Remedies Exercise Date, no Crude Oil per Barrel fees as provided in Section 6.2 shall be included in the Settlement Amount except with respect to Barrels of Crude Oil actually processed at the Refinery following such date; (3) to the extent the Fee Letter provides for the calculation of any amount to be included in the Settlement Amount, the provisions of the Fee Letter shall be controlling for such purpose; and (4) to the extent the Non-Defaulting Party deems it commercially reasonable to do so, it may in referencing prices in the futures, forward, swap and options markets for purposes of calculating various elements of the Settlement Amount endeavor to align the dates as of which such reference prices are determined.
(d)    Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) withdraw from storage any and all of the Crude Oil and/or Products then in the Storage Facilities by the Company, any of its Affiliates or any other parties on behalf of the Company or any such Affiliate, (iii) otherwise arrange for the disposition of any Crude Oil and/or Products subject to outstanding Procurement Contracts and/or the modification, settlement or termination of such outstanding Procurement Contracts in such manner as it elects and (iv) liquidate in a commercially reasonable manner any credit support or other margin or collateral, to the extent not already in the form of cash (including making a demand under the Guarantee, the S&O Party Guarantee or any credit support, margin or collateral arrangements) and apply and set off such credit support, margin or collateral or the proceeds thereof or payment under the Guarantee against any obligation owing by the Company to Aron. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Company shall in all events remain liable to Aron for any amount payable by the Company in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.
(e)    Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and the Company is the Non-Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement and/or (ii) otherwise arrange for the settlement or termination of the Parties’ outstanding commitments hereunder, the sale in a commercially reasonable manner of Crude Oil and/or Product for Aron’s account, and the replacement of the supply and offtake arrangement contemplated hereby with such alternative arrangements as it may procure.
(f)    The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including the Guarantee, the S&O Party Guarantee or any credit support, margin or collateral) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 10), against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including the Guarantee or any credit support, margin or collateral) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 10), so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the applicable other Parties within one Business Day after such amount has been determined.
(g)    No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
(h)    The Non-Defaulting Party’s rights under this Section shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.
(i)    If an Event of Default has occurred and is continuing, the Non-Defaulting Party may, without limitation on its rights under this Section, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due).
(j)    The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in section 101(38A) of the Bankruptcy Code. As used in this Section 18.2, unless otherwise expressly provided, each reference to “this Agreement” shall, and shall be deemed to be, a reference to “this Agreement and the other Transaction Documents.”
(k)    Without limiting the generality of the foregoing, in the event the obligation under this Agreement and the other Transaction Documents are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default with respect to the Company (including, but not limited to, upon the occurrence of an Event of Default arising under Section 18.1(d)), (including the acceleration of claims by operation of law)), any amounts that would have become due hereunder or thereunder on the date of such acceleration or otherwise with respect to any early termination hereof (whether or not as a result of an Event of Default) also be due and payable as though such early termination had occurred and shall be part of the Obligations. Any such amount payable shall be presumed to be the liquidated damages sustained by Aron as the result of the early termination and the Company agrees that it is reasonable under the circumstances currently existing. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) all such amounts are reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) such amounts shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Parties hereto giving specific consideration in this transaction for such agreement to pay such amounts; and (D) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay such amounts to Aron as herein described is a material inducement to Aron to enter into this Agreement.

18.3    U.S. Resolution Stay Provisions.
(a)    Recognition of U.S. Special Resolution Regimes.
(i)    In the event that Aron becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Aron of this Agreement, the Inventory Sales Agreements and any obligation in or under, and any property securing, this Agreement or any other Transaction Document, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, Inventory Sales Agreement and, if in effect, the Step-out Inventory Sales Agreement (collectively, the “Safe Harbor Agreements”), and any interest and obligation in or under, and any property securing, the Safe Harbor Agreements were governed by the laws of the United States or a state of the United States.
(ii)    In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Rights”)) under any Safe Harbor Agreement that may be exercised against Aron are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if a Safe Harbor Agreement were governed by the laws of the United States or a state of the United States.
(b)    Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that:
(i)    In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, the Company shall not be permitted to exercise any Default Right with respect to a Safe Harbor Agreement or any Credit Enhancement, in each case, that is related, directly or indirectly, to an Affiliate of Aron becoming subject to any insolvency or liquidation proceeding, except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and
(ii)    In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, nothing in any Safe Harbor Agreement shall prohibit the transfer of any Credit Enhancement, any interest or obligation in or under such Credit Enhancement, or any property securing such Credit Enhancement, to a transferee upon or following an Affiliate of Aron becoming subject to an insolvency or liquidation proceeding, unless the transfer would result in the Company being the beneficiary of such Credit Enhancement in violation of any law applicable to the Company.

(c)    U.S. Protocol. If the Company adheres to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of the ISDA U.S. Protocol will supersede and replace the terms of this Section 18.3.
(d)    For purposes of this Section 18.3, the term “Affiliate” means “Affiliate” as defined in, and interpreted in accordance with 12 U.S.C. § 1841 (k) .
ARTICLE 19
SETTLEMENT AT TERMINATION
19.1    Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default (in which case the Expiration Date or any other date that may be agreed by the Parties shall be the “Termination Date”; provided that if such date is not a Business Day, the Termination Date shall occur on the immediately preceding Business Day), the Parties covenant and agree to proceed as provided in this Article 19; provided that (x) this Agreement shall continue in effect following any Termination Date until all obligations are finally settled as contemplated by this Article 19 and (y) the provisions of this Article 19 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 18 above or otherwise:
(a)    If any Procurement Contract does not either (i) by its terms (or the terms under which it was originally assigned to Aron) automatically become assigned (or reassigned) to the Company on and as of the Termination Date in a manner which releases Aron from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such Procurement Contract shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Aron under each of the then outstanding Procurement Contracts shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by such Third Party Suppliers and the Company from any further obligations thereunder. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Procurement Contracts so as to prevent any material disruption in the supply of Crude Oil thereunder.
(b)    If, pursuant to the Marketing and Sales Agreement, any sales commitments are outstanding which, by their terms, extend beyond the Termination Date, then the Parties shall promptly negotiate and enter into, with each of the purchasers thereunder, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (i) such sales commitments shall be assigned (or reassigned) to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding sales commitment shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the purchasers thereunder and the Company from any further obligations with respect to such sales commitments. In connection with the assignment or reassignment of any Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the Product marketing and sales arrangements so as to prevent any material disruption in the distribution of Products from the Refinery.
(c)    In the event that Aron has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement, including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to the Company or shall be terminated, (ii) all rights and obligations of Aron with respect to each then outstanding Ancillary Contract shall be assigned to the Company, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Aron shall be released by the third party service providers thereunder and the Company from any further obligations with respect to such Ancillary Contract. For each case in which the Company has transferred to Aron for purposes of this Agreement the historical pipeline capacity of the Company on any Included Location or where Aron has been a shipper of record on a pipeline for volumes of Crude Oil or Products shipped by Aron for purposes of this Agreement and as a result of has generated a capacity history based on such shipments, Aron shall, in connection with the occurrence of a Termination Date, endeavor in good faith and in a commercially reasonable manner to cause such historical pipeline capacity, including any adjustments to such history based on and attributable to quantities of Crude Oil and/or Products transported by Aron for purposes of this Agreement (“Related Pipeline Capacity”), to be transferred the Company, as directed, in each case subject to any applicable rules, regulations and tariffs; provided that the Company shall reimburse Aron for any out-of-pocket costs and expenses incurred by Aron in connection with its endeavoring to effect such transfer. Without limiting the foregoing, Aron agrees, upon request of the Company at any time prior to and after a Termination Date, to cooperate in good faith with the Company to endeavor to cause each Pipeline System at any Included Location to agree and acknowledge that the Related Pipeline Capacity shall be for the benefit of the Company; provided that the Company shall reimburse Aron for any out-of-pocket costs and expenses incurred by Aron in connection with its endeavoring to effect such agreement and acknowledgement. Any historical capacity held by Aron that does not constitute Related Pipeline Capacity shall be retained by Aron. In addition, if despite Aron’s commercially reasonable efforts, a Pipeline System will not effect or permit such transfer or the portion of Aron’s historical pipeline capacity constitute Related Pipeline Capacity cannot be identified or allocated, no transfer shall be required with respect to such Pipeline System.

(d)    The Parties shall enter into the Step-Out Inventory Sales Agreement, pursuant to which the volume of Crude Oil and Products in the Storage Tanks, Included Supplemental Facilities, Other Included Crude Locations and any other Included Locations shall be purchased and transferred as contemplated therein. The Crude Oil volumes measured by Supplier’s Inspector at the Termination Date and recorded in Supplier’s Inspector’s final inventory report shall be the “Termination Date Crude Oil Volumes” for the purposes of this Agreement and the Product volumes measured by Supplier’s Inspector at the Termination Date and recorded in Supplier’s Inspector’s final inventory report shall be the “Termination Date Product Volumes” for purposes of this Agreement, and such Termination Date Crude Oil Volumes and Termination Date Product Volumes shall collectively be referred to as the “Termination Date Volumes”.
(e)    Aron shall promptly reconcile and determine the Termination Amount pursuant to Section 19.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 19.2.
(f)    Aron shall have no further obligation to purchase and shall not purchase or pay for Crude Oil or Products, or incur any such purchase obligations on and after the Termination Date. Except as may be required for Aron to fulfill its obligations hereunder until the Termination Date or during any obligatory notice period pursuant to any Procurement Contract, Aron shall not be obligated to purchase, take title to or pay for any Crude Oil or Products following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the Company. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the calendar day immediately preceding the Termination Date.
19.2    Termination Amount.
(a)    The “Termination Amount” shall equal:
(i)    the Termination Date Purchase Value, which is the aggregate amount payable to Aron under the Step-Out Inventory Sales Agreement, plus
(ii)    all unpaid amounts payable hereunder by the Company to Aron in respect of Crude Oil delivered on or prior to the Termination Date, plus
(iii)    all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by the Company, plus
(iv)    in the case of an early termination, the amount reasonably determined by Aron as the breakage costs it incurred in connection with the termination, unwinding or redeploying of all Related Hedges as a result of such early termination, plus
(v)    the aggregate amount due under Section 10.2(a), calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount under Section 10.2(a) is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) is due to the Company, then such amount will be included in this Termination Amount as a negative number, plus
(vi)    any unpaid portion of the Annual Fee or other fees owed to Aron pursuant to Section 10.8, plus
(vii)    any FIFO Balance Final Settlement that is determined to be due pursuant to Schedule N; provided that, if such FIFO Balance Final Settlement is due to Aron, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) would be due to the Company, then such amount will be included in this Termination Amount as a negative number, minus
(viii)    all unpaid amounts payable hereunder by Aron to the Company in respect of Product delivered on or prior to the Termination Date, and
(ix)    all amounts due from Aron to the Company under the Marketing and Sales Agreement by Aron to the Company for services provided up to the Termination Date.
Without duplication of the foregoing, the Termination Amount shall include all amounts due from one party to the other specified on Schedule U hereto; provided that the Estimated Termination Amount shall include (A) all such amounts due from the Company to Aron and (B) the Non-Holdback Portion, if any, as determined in Section 19.2(b) below and due from Aron to the Company. For the avoidance of doubt, the Estimated Termination Amount shall not include the Termination Holdback Amount. All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.
(b)    The Parties acknowledge that one or more of the components of the Termination Amount will not be able to be definitively determined by the Termination Date and therefore agree that Aron shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”) plus such additional amount which Aron shall reasonably determine (the “Termination Holdback Amount”); provided that the Termination Holdback Amount shall be such portion of the total of all amounts due from Aron to the Company that are listed on Schedule U hereto (the “Maximum Holdback Amount”) as Aron deems appropriate in its commercially reasonable judgment based on the estimation process set forth herein; provided further that, if the Maximum Holdback Amount exceeds the Termination Holdback Amount, such excess shall be referred to as the “Non-Holdback Portion” hereunder. Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 19.2(a)(i) above shall be estimated by Aron in the same manner and using the same methodology as it used in preparing the Estimated

Commencement Date Value, but applying the Step-Out Values as indicated on Schedule B hereto and other price terms provided for herein with respect to the purchase of the Termination Date Volumes. Aron shall use its commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Aron shall endeavor to update its calculation of the Estimated Termination Amount by no later than 12:00 noon CPT on the Business Day prior to the Termination Date. If Aron is able to provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m. CPT on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Company.
(c)    Aron shall prepare, and provide the Company with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount, (ii) a statement (the “Termination Reconciliation Statement”) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 19.2(b) and the Termination Holdback Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving such payment, Aron shall cause any filing or recording of any Uniform Commercial Code financing forms to be terminated.
(d)    Notwithstanding anything herein to the contrary, Aron shall not have any obligation to make any payment contemplated by this Section 19.2, transfer of title to Crude Oil or Products or to otherwise cooperate in the transition matters described in Section 19.1 unless the Company shall have performed its obligations under the Step-Out Inventory Sales Agreement and performed its obligations thereunder as and when required pursuant to the terms thereof.
19.3    Transition Services. To the extent necessary to facilitate the transition to the Purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.
ARTICLE 20
INDEMNIFICATION
20.1    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Aron shall defend, indemnify and hold harmless the Company, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Aron made herein or in connection herewith proving to be false or misleading, (ii) any failure by Aron to comply with or observe any Applicable Law, (iii) Aron’s negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Aron or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, except to the extent that any Liability arising under clause (iv) has resulted from the negligence or willful misconduct on the part of the Company, its Affiliates or any of their respective employees, representatives, agents or contractors.
20.2    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, the Company shall defend, indemnify and hold harmless Aron, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of the Company made herein or in connection herewith proving to be false or misleading, including, without limitation the Company’s obligation for payment of taxes pursuant to Section 14.1, (ii) the Company’s transportation, handling, storage, refining or disposal of any Crude Oil or the products thereof, including any conduct by the Company on behalf of or as the agent of Aron under the Required Storage and Transportation Arrangements, (iii) the Company’s failure to comply with its obligations under the terminalling, pipeline and lease agreements underlying the Required Storage and Transportation Arrangements, (iv) the Company’s negligence or willful misconduct, (v) any failure by the Company to comply with or observe any Applicable Law, (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, (vii) actual or alleged presence or release of Hazardous Substances in connection with the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the Transaction Documents or the transactions contemplated thereby or (viii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, and regardless of whether J. Aron is a party thereto, except to the extent that any Liability arising under clause (vi), (vii) or (viii) above has resulted from the negligence or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors.
20.3    The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.
20.4    Each Party agrees to notify the other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided, that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the indemnifying Party under this Agreement which shall have occurred and be continuing.
ARTICLE 21
LIMITATION ON DAMAGES
Unless otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only (which include any amounts determined under Article 18) and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement; provided, however, that, such limitation shall not apply with respect to (i) any third party claim for which indemnification is available under this Agreement or (ii) any breach of Article 23. Each Party acknowledges the duty to mitigate damages hereunder.

ARTICLE 22
AUDIT AND INSPECTION
22.1    During the Term of this Agreement each Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided, that, neither this Section nor any other provision hereof shall entitle the Company to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the Termination Date. Each Party shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from the Termination Date.
ARTICLE 23
CONFIDENTIALITY
23.1    In addition to the Company’s confidentiality obligations under the Transaction Documents, the Parties agree that the specific terms and conditions of this Agreement including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Aron under this Agreement and all information received by Aron from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’ insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided, that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.
23.2    In the case of disclosure covered by clause (i) of Section 23.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.
23.3    Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.
ARTICLE 24
GOVERNING LAW
24.1    This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.
24.2    Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in Article 26. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.
24.3    Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.

ARTICLE 25
ASSIGNMENT
25.1    This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
25.2    The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron. Aron may, without the Company’s consent, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Aron immediately prior to such assignment. Any other assignment by Aron shall require the Company’s consent.
25.3    Any attempted assignment in violation of this Article 25 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
ARTICLE 26
NOTICES
26.1    All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth on Schedule M, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth on Schedule M and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.
ARTICLE 27
NO WAIVER, CUMULATIVE REMEDIES
27.1    The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Default under, this Agreement, whether of a like kind or different nature.
27.2    Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

ARTICLE 28
NATURE OF THE TRANSACTION AND
RELATIONSHIP OF PARTIES
28.1    This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of the Company, an agent or employee of the other Party.
28.2    Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by the other.
ARTICLE 29
MISCELLANEOUS
29.1    If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
29.2    The terms of this Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. Except as set forth in Section 29.3 below, this Agreement shall not be amended or otherwise modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
29.3    Notwithstanding anything herein to the contrary, each Schedule hereto may be amended by email exchange between the Parties confirming such amendment and such email exchange shall constitute a written agreement between the Parties with respect to such amendment. In addition, to better effectuate the foregoing amendment mechanism, the Parties may implement a standard form of email exchange for such purposes.
29.4    No promise, representation or inducement has been made by any Party that is not embodied in this Agreement or the other Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
29.5    Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

29.6    Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.
29.7    All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.
29.8    This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
29.9    The words “executed”, “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
29.10    All transactions hereunder are entered into in reliance on the fact that this Agreement and all such transactions constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions hereunder.
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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY LLC

By:    /s/ Simon Collier
Name:    Simon Collier
Title:    Attorney-in-fact

ALON REFINING KROTZ SPRINGS, INC.

By:    /s/ Frederec Green
Name:    Frederec Green
Title:    Executive Vice President

By:    /s/ Regina Jones
Name:    Regina Jones
Title:    Executive Vice President

Schedule C-1